CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

EXHIBIT 10.2

EXECUTION VERSION

GLOBAL TRANSACTION AGREEMENT

This Global Transaction Agreement (the “Global Transaction Agreement”) is effective as of September 23rd, 2024, (the “Effective Date”), by and between BioAtla, Inc., a Delaware corporation having a place of business at 11085 Torreyana Road, San Diego, CA 92121 (“BioAtla”) and Himalaya Therapeutics SEZC a Cayman entity with an address at Strathvale House, 90 N Church St, George Town, Cayman Islands (“Himalaya”). Except where expressly set forth to the contrary in this Global Transaction Agreement, capitalized terms that are used but not defined herein shall have the meaning ascribed to such terms in the ERA (as defined below).

RECITALS

A.

On January 1, 2020, BioAtla and Himalaya entered into the Amended and Restated Exclusive Rights Agreement (the “ERA”). Pursuant to the ERA, Himalaya controls rights to develop, manufacture and commercialize BA3362 and [***] (each of BA 3362 and [***], the “Licensed Antibodies”) in the Territory (as defined in the ERA).

B.	BioAtla desires to grant to Context Therapeutics Inc. (“Context”) an exclusive, worldwide license to exploit the Licensed Antibodies.

C.

Pursuant to Section 7.9 of the ERA, BioAtla and Himalaya have reviewed the terms pursuant to which BioAtla proposes to grant such exclusive global license of the Licensed Antibodies to Context, a copy of which is attached hereto as Exhibit A (the “Context License Agreement”).

D.

In order to enable BioAtla to grant a global license on the terms set forth in the Context License Agreement, BioAtla and Himalaya agree to the terms and conditions set forth in this Global Transaction Agreement.

In consideration of the foregoing and the representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Himalaya and BioAtla hereby agree to be legally bound as follows:

AGREEMENT

NOW THEREFORE, IT IS AGREED between the parties as follows:

1. Consent to Global Transaction; License Grant; Standby License; Prosecution and Enforcement Support.

1.1 Consent to Global Transaction; License Grant. Himalaya: (a) hereby consents to the execution and performance by BioAtla of the Context License Agreement; and (b) hereby grants to BioAtla an exclusive (even as to Himalaya and its Affiliates), worldwide, sublicensable (with right of sublicense through multiple tiers) license in and to all Patents and Know-How owned, licensed or otherwise controlled by Himalaya solely for the Exploitation of any Licensed Antibodies and Program Products in the Field; and (c) hereby confirms and agrees that, with respect to the Context License Agreement and the license contained in clause (b) of Section 1.1, the payment obligations set forth in Section 3 satisfy the payment obligations owed by BioAtla to Himalaya under Section 7.9 of the ERA. During the Term of the Context License Agreement, neither Himalaya nor any of its Affiliates will work independently or for or with any Third Party (including the grant of any license to any Third Party) with respect to the Exploitation of any [***] antibody specifically directed against Target 1. The foregoing sentence shall not apply to any acquiror of Himalaya or any such acquiror’s Pre-Existing Affiliates, provided that the requirements of Section 2.7.2 of the Context License Agreement will apply, mutatis mutandis.

1.2 Standby License. Himalaya hereby grants, at any time when this Global Transaction Agreement terminates or otherwise ceases to be in effect for any reason (the effective time of such termination or other cessation, the “Standby Effective Time”), and effective as of the Standby Effective Time, directly to Context as exclusive licensee, without any need for further action by any party, during the period comprising the Term of the Context License Agreement, an exclusive (even as to Himalaya and its Affiliates), worldwide, sublicensable (with right of sublicense through multiple tiers), fully paid-up license in and to all Patents and Know-How owned, licensed or otherwise Controlled by Himalaya for the sole purpose of Exploiting any Licensed Antibodies and Program Products in the Field (the “Standby License”); it being understood and agreed that: (a) the Standby License shall terminate following the termination (but not expiration) of the Term of the Context License Agreement; and (b) in the case of expiration of the Term of the Context License Agreement, the Standby License shall have the treatment provided in Section 4 of this Global Transaction Agreement. At either Context’s request or at Himalaya’s request, Himalaya and Context will enter into a written license agreement memorializing the license grant set forth in this Section 1.2.

1.3 Prosecution and Enforcement Support. Himalaya hereby agrees to perform all acts reasonably requested by BioAtla for which Context is entitled to so request from BioAtla pursuant to Article 11 of the Context License Agreement (at the sole cost of Context as provided in the Context License Agreement).

1.4 Inventions. Notwithstanding anything to the contrary in the ERA, Himalaya and BioAtla acknowledge and agree that the research and development work performed by BioAtla to date with respect to the Licensed Antibodies (as defined in the Context License Agreement) is not deemed to have been performed pursuant to the ERA. Accordingly, notwithstanding anything to the contrary in the ERA, (i) any inventions, whether or not patentable, discovered, made, conceived, or conceived and reduced to practice (A) by BioAtla in the course of performing research and development work with respect to the Licensed Antibodies (as defined in the Context License Agreement), or (B) by BioAtla or Context (or any of its affiliates or sublicensees), in each case (A) and (B), shall not be deemed to be “Inventions” under the ERA, (ii) no such inventions were assigned to Himalaya pursuant to Section 7.1(a) of the ERA, and (iii) the BioAtla Program Product Patents (as defined in the Context License Agreement) are not deemed to be “New Patent Rights” under the ERA.

1.5 Composition of Matter Patents in the Territory. Notwithstanding Section 7.1(c) of the ERA, Himalaya and BioAtla acknowledge and agree that no BioAtla Program Product Patent (as defined in the Context License Agreement) shall be required to be assigned to Himalaya.

1.6 Definitions. Notwithstanding the last sentence of the introductory paragraph of this Agreement, capitalized terms used in this Section 1 but not defined elsewhere in this Global Transaction Agreement shall have the meaning ascribed to each such term in the Context License Agreement.

2. Confidentiality; Representations.

2.1 Confidentiality. Himalaya hereby acknowledges that as between the Parties, the identity and characteristics of the Licensed Antibodies and Program Products (each as defined in the Context License Agreement), the terms set forth on Exhibit A, and any information disclosed by BioAtla to Himalaya regarding the Licensed Antibodies and Program Products shall be deemed to be the Confidential Information of BioAtla.

2.2 Representations. Himalaya represents and warrants that it has not (i) assigned any of its rights or obligations under the ERA, (ii), granted any license or sublicense (or option to receive a license or sublicense) under the Himalaya Intellectual Property (except pursuant to Section 4.3 of the ERA) or under the license set forth in Section 4.1 of the ERA to any party (other than as contemplated by this Global Transaction Agreement) to Exploit (as defined in the Context License Agreement) any Licensed Antibody or Program Product (each as defined in the Context License Agreement), (iii) conducted any research, development, or manufacturing activities with respect to any Licensed Antibody or Program Product (each as defined in the Context License Agreement), and (iv) there are no Patent Rights owned, licensed or otherwise controlled by Himalaya that are necessary or reasonably useful for the Exploitation (as defined in the Context License Agreement) of any Licensed Antibodies (as defined in the Context License Agreement) and Program Products. Himalaya has not and will not grant any rights that conflict with the rights and licenses granted pursuant to this Global Transaction Agreement.

3. Financials. In connection with the Context License Agreement and the license contained in Section 1.1(b) above, BioAtla hereby covenants to pay Himalaya within five (5) business days of receipt:

(a) [***] of any and all upfront payments and development milestones received by BioAtla from Context under the Context License Agreement; and

(b) [***] of any and all sales milestones and/or royalties based upon Net Sales (as defined in the Context License Agreement) in the GC Territory that BioAtla receives from Context under the Context License Agreement; it being understood and agreed that (x) with respect to any such sales milestones paid during any calendar year, BioAtla shall calculate and pay to Himalaya the portion of such sales milestone equal to the amount of the payment received from Context by BioAtla by a fraction of which the numerator is [***] and of which the denominator is [***]; and (y) with respect to any such royalties paid during any calendar year, BioAtla shall calculate and pay to Himalaya the portion of such royalties equal to the amount of the royalty payments received from Context by BioAtla for such calendar year by a fraction of which the numerator is [***] and of which the denominator is [***].

4. Expiration of License Grant. Each of the license grants set forth in Section 1.1(b) and the Standby License set forth in Section 1.2 shall expire upon the expiration of the Term (as defined in the Context License Agreement) of the Context License Agreement (as may be amended), at which time such license grant shall become fully paid-up, perpetual, and irrevocable. For the avoidance of doubt, the termination or expiration of the ERA shall not affect the rights and licenses granted pursuant to this Agreement.

5. Bankruptcy. Section 10.8 of the ERA shall apply to all rights and licenses granted under or pursuant to this Agreement.

6. Third Party Beneficiaries. Notwithstanding anything to the contrary herein, the Parties agree that Context, together with its successors and assigns, is an intended third party beneficiary to this Global Transaction Agreement, and shall be entitled to enforce the terms and conditions of this Global Transaction Agreement as if it were an original signatory to this Global Transaction Agreement.

7. Assignment. Section 13.5 of the ERA shall apply to this Global Transaction Agreement, mutatis mutandis; provided, however, that this Global Transaction Agreement may only be assigned simultaneously with an assignment of the ERA.

8. Governing Law. This Global Transaction Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding its conflicts of laws principles.

9. Miscellaneous. Sections 13.2-13.4 and 13.6-13.13 of the ERA shall apply to this Global Transaction Agreement, mutatis mutandis.

[Signature Page Follows]

The parties have executed this Global Transaction Agreement as of the date indicated.

BIOATLA, INC

By:	/s/ Jay M. Short, Ph.D.
Name:	Jay M. Short, Ph.D.
Title:	CEO

Himalaya Therapeutics SEZC

By:	/s/ Carolyn Short
Name:	Carolyn Short
Title:	President & COO

Exhibit A

Context License Agreement

[attached]

Exhibit A

EXECUTION VERSION

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made and entered into this 23rd day of September 2024 (“Effective Date”).

BY AND BETWEEN

(1)	BioAtla, Inc., a Delaware corporation, with its principal place of business at 11085 Torreyana Road, San Diego, CA 92121 (“BioAtla”);

and

(2)	Context Therapeutics Inc., a Delaware corporation, with its principal place of business at 2001 Market Street, Suite 3915, Unit #15, Philadelphia, PA 19103 (“Context”).

Background

WHEREAS, BioAtla owns certain intellectual property rights with respect to the Program Products in the Territory; and

WHEREAS, subject to the terms and conditions of this Agreement, Context desires to develop, distribute, market and sell the Program Products in the Territory; and

WHEREAS, Context has access to market information, experience in business practices and knowledge in relation to the development of pharmaceutical products within the Territory; and

WHEREAS, BioAtla wishes to grant to Context, and Context wishes to take, an exclusive license in and to BioAtla’s intellectual property in the Program Products, in the Field, in the Territory, subject to and in accordance with the terms of this Agreement.

Terms

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BioAtla and Context hereby agree to be legally bound as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	The words and expressions set out below shall have the following meanings when used in this Agreement (including the recitals):

“AAA”	has the meaning set forth in Section 17.2;

“Abandonment”	has the meaning set forth in Section 5.3;

“Accounting Standards”	means, with respect to a Party, that such Party shall maintain records and books of accounts in accordance with United States Generally Accepted Accounting Principles, or the International Financial Reporting Standards, in each case, consistently applied;

“Acquired Affiliates”	means those entities which become Affiliates of BioAtla after the Effective Date through merger, consolidation, amalgamation, demerger or acquisition (or other comparable transactions) with, by or of a Third Party(ies);

EXECUTION VERSION

“Acquisition Transaction”	has the meaning set forth in Section 2.7.3;

“Affiliate”	means any Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with a Party to this Agreement. For purposes of this definition, ‘control’ shall mean (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of the power to direct the management or policies of such non-corporate entities, whether through ownership of voting securities, by contract relating to voting rights or governance, or otherwise. For clarity, once a Person ceases to be an Affiliate of a Party then without any further action such Person shall cease to have any rights, including rights by operation of license or sublicense, under this Agreement by reason of being an Affiliate of such Party;

“Agreement”	has the meaning set forth in the preamble of this Agreement;

“Annual Net Sales”	means, on a country-by-country or whole Territory basis, as the context requires, all Net Sales during any Calendar Year during the Term;

“Applicable Laws”	means all applicable federal, state, local, foreign, national or multinational laws, statutes, ordinances, rules, regulations and/or any orders, rules, regulations, or other requirements of any court, regulatory agency or other governmental authority, any major national securities exchange or listing organisation or any similar provision having the force or effect of law that may be in effect from time to time and which is applicable to an activity or a Party under this Agreement, including all applicable regulatory laws;

“Bankruptcy Code”	has the meaning set forth in Section 2.6;

“Bankrupt Party”	has the meaning set forth in Section 2.6;

“BioAtla”	has the meaning set forth in the preamble of this Agreement;

“BioAtla Additional Intellectual Property”	means any Intellectual Property Rights, to the extent owned or otherwise Controlled by BioAtla during the Term of this Agreement and necessary or reasonably useful to research, develop, make, have made, use, sell, have sold, import, offer for sale or otherwise Exploit any Licensed Antibody or Program Product in the Field in the Territory, including industrial designs, works of authorship, copyrights, trade marks, service marks, trade dress and trade names, but not including any BioAtla Patents or BioAtla Know-How;

EXECUTION VERSION

“BioAtla Indemnitees”	has the meaning set forth in Section 8.1;

“BioAtla Intellectual Property”	means all BioAtla Patents, BioAtla Additional Intellectual Property and BioAtla Know-How that are necessary or reasonably useful to research, develop, make, have made, use, sell, have sold, import, offer for sale or otherwise Exploit any Licensed Antibody or Program Product in the Field in the Territory, specifically including BioAtla’s interest in the Joint Intellectual Property Rights;

“BioAtla Know-How”	means all Know-How (including Tangible Materials) owned or otherwise Controlled by BioAtla or any of its Affiliates (excluding Acquired Affiliates) as of the Effective Date or during the Term of this Agreement that are necessary or reasonably useful to research, develop, make, have made, use, sell, have sold, import and offer for sale a Program Product, including that which, as of the Effective Date or during the Term, relate to the research, development, approval, manufacture, marketing, use, sale or other Exploitation of any Licensed Antibody or Program Product in the Field in the Territory, specifically including BioAtla’s interest in the Joint Know-How;

“BioAtla Patents”	means all Patents that are Controlled by BioAtla or any of its Affiliates (excluding Acquired Affiliates) as of the Effective Date or during the Term and that are necessary or reasonably useful to research, develop, make, have made, use, sell, have sold, import, offer for sale or otherwise Exploit a Licensed Antibody or Program Product in the Field in the Territory, including those that, as of the Effective Date or during the Term, Cover a Licensed Antibody or Program Product;

“BioAlta Program Product Patents”	means all BioAtla Patents that (a) specifically claim (i) the composition of matter of a Licensed Antibody, and/or (ii) any method of making such Licensed Antibody, and/or (iii) any use of such Licensed Antibody in the Field, and (b) do not claim any antibody or other molecule directed against a target that is not a Target. “BioAtla Program Product Patents” shall include any Patents filed pursuant to Section 11.6.

“BioAtla Prosecuted Patent”	has the meaning set forth in Section 11.5.2.

“Biosimilar Product”	means, with respect to a given Program Product in a given country, any product (including a “generic product,” “biogeneric,” “follow-on biologic,” “follow-on biological product,” “follow-on protein product,” “similar biological medicinal product,” or “biosimilar product”) that has been approved in such country through an application or submission for Regulatory Approval filed with the applicable Regulatory Authority where the application for such product claimed to be biosimilar or interchangeable to such Program Product or otherwise relied on the Regulatory Approval for such Program Product already held by Context or its Affiliate

EXECUTION VERSION

or Sublicensee in such country or any pivotal safety or efficacy data contained or incorporated therein, and that in each case is sold in such country by any Third Party that (a) is not a Sublicensee of Context or its Affiliates and (b) did not purchase such product in a chain of distribution that included any of Context, its Affiliates or Sublicensees. For clarity, a product may be a Biosimilar Product regardless of the route used to obtain approval (for example, whether by a Biologics License Application pursuant to 42 U.S.C. § 262(k) or any other similar provisions in a country outside of the United States).

“Blocking 3rd Party IP”	with respect to any country, a Patent or Know-How in such country Controlled by a Third Party (a) that covers or would be infringed or misappropriated, as applicable, by the Exploitation of the Licensed Antibodies or Program Products, or (b) that a reasonable person may argue would be infringed or misappropriated, as applicable, by the Exploitation of the Licensed Antibodies or Program Products;

“Business Day”	means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York, are permitted or required by Applicable Laws to remain closed;

“Calendar Quarter”	means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to January 1, 2025, and the last Calendar Quarter shall end on the last day of the Term;

“Calendar Year”	means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31, 2024, and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term;

“Change of Control”	means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than 50% of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of more than 50% of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business to which the subject matter of this Agreement relates. Notwithstanding the foregoing, the term “Change of Control” will not include any

EXECUTION VERSION

sale of shares of capital stock of a Party, in a single transaction or series of related transactions in which such Party issues new securities to institutional investors for cash or the cancellation or conversion of indebtedness or a combination thereof where such transaction(s) are conducted primarily for bona fide equity financing purposes.

“Commercially Reasonable Efforts”	means, with respect to the efforts to be expended by a Party in carrying out activities for which it is responsible under this Agreement, the level of effort and resources applied hereunder consistent with the exercise of reasonable and diligent efforts and resources comparable to the efforts and resources that similarly-sized and similarly-situated companies in the biopharmaceutical industry researching, developing or commercializing human therapeutic drugs would typically devote, when using prudent scientific and business judgment, to the development and commercialization of other products and product candidates that are at a similar stage of development or commercialization and have similar market potential, taking into account efficacy, safety, patent and regulatory exclusivity, anticipated or approved labeling, present and future market potential, competitive market conditions, pricing and reimbursement issues, and other relevant factors commonly considered in similar circumstances;

“Competitive Infringement”	has the meaning set forth in Section 11.3.1.

“Confidential Information”	means any confidential scientific, technical, marketing, regulatory, business and/or financial information or data of a Party, including know-how, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, and other biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, reagents and biological methodology, any strategy for the prosecution, maintenance, enforcement and defense of Patents and any confidential Intellectual Property Rights, which is/are disclosed by or on behalf of a Party to the other Party or its Affiliate, Sublicensee or representative, directly or indirectly, whether orally, visually, in writing, electronically or in any other form, pursuant to the terms of this Agreement or the Existing CDA, whether prior to, on or after the Effective Date, but excluding (i) any information that is, or becomes available, in the public domain from time to time, other than information which enters the public domain as a result of a breach by the receiving Party of its obligations under this Agreement; (ii) information that was known by or in the possession or control of the receiving Party without any obligation of confidentiality

EXECUTION VERSION

prior to the date of its actual receipt from the disclosing Party; (iii) information that is available, or becomes available, to the receiving Party from sources not bound by a similar confidentiality obligation with the disclosing Party; and (iv) information that was or is subsequently independently developed by the receiving Party without use of the Confidential Information of the other Party as demonstrated by competent written records. Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Notwithstanding anything to the contrary herein, (1) (a) information embodied in the Improvements, (b) the identity and characteristics of the Licensed Antibodies and Program Products, and (c) BioAtla Know-How that is solely related to any Licensed Antibodies or Program Product(s) or the Exploitation of either of the foregoing, in each case (a)-(c) shall be considered Context Confidential Information, and (2) the terms of this Agreement shall be considered the Confidential Information of both Parties;

“Context”	has the meaning set forth in the preamble of this Agreement;

“Context Indemnitees”	has the meaning set forth in Section 8.2;

“Context Trade Marks”	means the trade mark applications and/or registrations, filed and/or registered in the name of Context or an Affiliate in the Territory for a Program Product, or any other trade mark, trade name, brand name, logo, trade dress or domain name of Context or an Affiliate, whether or not registered, in connection with the marketing, distribution and sale of a Program Product in accordance with Section 11.2 of this Agreement and accepted (to the extent necessary) by the relevant Regulatory Authority for such use;

“Control”	means, with respect to any item of information (including Confidential Information), material or Intellectual Property Right, the possession of the right, whether directly or indirectly, and whether by ownership, license or covenant not to sue, to grant, without violating the terms of any agreement with a Third Party, a license, sublicense or other right to or under such information (including Confidential Information), material or Intellectual Property Right; provided that neither Party shall be deemed to Control any item of information (including Confidential Information), material or Intellectual Property Right of a Third Party if access by the other Party requires or triggers a payment obligation unless the other Party agrees to bear such payment obligation. Notwithstanding anything to the contrary herein, BioAtla shall be deemed to “Control” [***]that are necessary or reasonably useful to research, develop, make, have made, use, sell, have sold, import, offer for sale or otherwise Exploit a Licensed Antibody or Program Product in the Field in the Territory. “Controlled” has a corresponding meaning;

EXECUTION VERSION

“Cover” or “Covers”	means, with reference to a Patent in a country in the Territory, that the making, using, selling, or offering for sale of the Program Products would, but for the rights granted by BioAtla to Context under this Agreement, infringe, directly or indirectly, at least one claim of such Patent or, as to a pending claim included in such Patent, the use or practice of such Know-How would infringe such Patent (if such pending claim were to issue in an issued patent without modification) in such country in the Territory where such activities occur;

“Debarred Entity”	has the meaning set forth in Section 7.1d;

“Development Milestone Event”	has the meaning set forth in Section 4.2.1;

“Development Milestone Payment”	has the meaning set forth in Section 4.2.1;

“Distracting Product”	has the meaning set forth in Section 2.7.3;

“Distributor”	means any Person appointed by Context or any Sublicensee or any of their Affiliates to distribute, market and sell a Program Product, with or without packaging rights, in one or more countries in the Territory in circumstances where such Person purchased its requirements of Program Products from Context or any Sublicensee or any of their Affiliates but does not otherwise make any royalty or other revenue-based payment or profit-based payment to Context or any Sublicensee or any of their Affiliates with respect to their intellectual property rights in connection with its sales of such Program Product;

“Divest”	means, with respect to a Distracting Product, the sale, exclusive license or other transfer by the applicable Party and its Affiliates of all of their development and commercialization rights with respect to such Distracting Product to a Third Party without the retention or reservation of any development or commercialization obligation, interest or participation rights (other than solely an economic interest or the right to enforce customary terms contained in the relevant agreements effectuating such transaction).

“Effective Date”	has the meaning set forth in the preamble of this Agreement;

“EMA”	means European Medicines Agency or any successor agency thereto;

“ERA”	has the meaning set forth in Section 7.3p;

“Existing CDA”	means the Non-Disclosure Agreement between the Parties dated [***];

EXECUTION VERSION

“Exploit”	to make, have made, import, use, sell or offer for sale, including to research, develop, commercialize, manufacture, register, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of; it being understood that “Exploitation” means the act of Exploiting a compound, product or process;

“FDA”	means the U.S. Food and Drug Administration, or any successor agency thereto;

“FD&C Act”	means the United States Federal Food, Drug, and Cosmetic Act;

“Field”	means all human uses, including all therapeutic, prophylactic and diagnostic uses of the Program Products regardless of the form or method of administration, in humans;

“First Commercial Sale”	means, on a country-by-country basis, the first sale for monetary value by Context or its Affiliates or their Sublicensees of a Program Product in such country in the Territory under this Agreement to a Third Party (excluding a Sublicensee unless such Sublicensee is the end user of such Program Product and such sale results in a Net Sale), after such Program Product has been granted Regulatory Approval (including for these purposes any pricing and reimbursement approval that may be required) by the applicable Regulatory Authority in such country in the Territory. Sales prior to receipt of all Regulatory Approvals for such Program Product in such country, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales” shall not be construed as a “First Commercial Sale”. For the avoidance of doubt, First Commercial Sale excludes transfers or dispositions of a Program Product for charitable, promotional (including samples), pre-clinical, clinical or regulatory purposes;

“Force Majeure”	means any war, acts of war, revolution, civil commotion, act of terrorism, blockade, epidemic, pandemic, quarantine, embargo, riots, labor disturbance, strike or lock-out, scarcity of raw materials, shortage of power, flood, destruction of production facilities or materials by fire, earthquake, hurricane, tsunami, nuclear disaster, or similar event that is beyond the reasonable control of the Party affected;

“Global Transaction Agreement”	has the meaning set forth in Section 7.3q;

“GLP Toxicology Study”	means an animal toxicology study that is conducted in compliance with the then-current good laboratory practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58 (or such other comparable regulatory standards promulgated endorsed by applicable Regulatory Authorities in jurisdictions outside the U.S. to the extent applicable to the relevant toxicology study, as they may be updated from time to time) and is required to meet the requirements for filing an IND (as defined below);

EXECUTION VERSION

“Himalaya”	has the meaning set forth in Section 7.3p;

“Improvements”	means any discoveries or Inventions, on or after the Effective Date, which are (a) solely related to a Program Product, regardless of whether patentable, developed by or on behalf of (i) Context or any of its Affiliates individually, (ii) BioAtla or any of its Affiliates individually, or (iii) jointly by Context and BioAtla, and (b) under the activities of either Party pursuant to this Agreement;

“IND”	means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312, including any variations and extensions thereto and any renewals thereof. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the U.S. for the clinical investigation of any product in any other country or group of countries (such as a Clinical Trial Application in the EU);

“Indemnified Party”	has the meaning set forth in Section 8.4;

“Indication”	means a separate and distinct disease, disorder or medical condition for which a Program Product can be used to diagnose, treat or prevent, provided that such use is the subject of a Regulatory Approval which resulted in approved labeling relevant to such use of such Program Product or that is the subject of a clinical trial that is intended to support a Regulatory Approval which resulted in approved labeling relevant to such use of such Program Product. For clarity, subpopulations of patients within a specific Indication, however stratified, shall not be deemed to be separate “Indications” for the purposes of this Agreement, including stratification by stages or progression (including precursor condition), particular combinations of symptoms associated with such Indication, prior treatment courses, response to prior treatment, different lines of treatment, family history, clinical history, or age (e.g. adult and pediatric). In addition, combination treatments with a Program Product and another product of an Indication shall not be deemed to be a separate “Indication” for the purposes of this Agreement.

“Indirect Taxes”	has the meaning set forth in Section 4.10;

“Intellectual Property Rights”	means all intellectual property and proprietary rights, wherever in the world arising, whether registered or unregistered (and including any application for registration), copyrights, Know-How, trade secrets, database rights, trade mark(s), service marks, goodwill, moral rights, Patents and rights to apply for any of the foregoing;

EXECUTION VERSION

“Inventions”	means all inventions, whether or not patentable, that are designed, discovered, generated, invented, conceived or reduced to practice by or on behalf of any Party or its respective Affiliates or Sublicensees or both Parties or their respective Affiliates or Sublicensees, whether solely or jointly with any Third Party, in the course of activities performed under this Agreement;

“IRA Subject Product”	means a Program Product on and after such time as (a) such Program Product is designated as a Selected Drug (as defined in Section 1192 of the Social Security Act) under the Inflation Reduction Act of 2022 by the Secretary of the U.S. Department of Health and Human Services, and Context or any Sublicensee or any Affiliate thereof is required to negotiate a Maximum Fair Price (as defined under Section 1191(c)(3) of the Social Security Act) with respect to such Program Product; or (b) such Program Product is subject to any other price reductions mandated by the U.S. government under the Inflation Reduction Act of 2022 that results in a material decrease in the price that Context or any Sublicensee or Affiliate thereof is able to charge any customer for the Program Product.

“Joint Intellectual Property Rights”	has the meaning set forth in Section 11.1.3;

“Joint Know-How”	has the meaning set forth in Section 11.1.3;

“Joint Patent”	has the meaning set forth in Section 11.1.3;

“Knowledge”	means (a) with respect to Section 7.3i, knowledge based solely upon BioAtla’s search inquiries as of the Effective Date, (b) with respect to Section 7.3d and 7.3j, knowledge following diligent inquiry, and (c) with respect to the remainder of this Agreement, actual knowledge following the good faith understanding of the facts and information in question;

“Know-How”	means any and all tangible, proprietary, confidential, research, technical and scientific information (including information relating to materials, discoveries, unpatented inventions, improvements, practices, methods, protocols, manufacturing techniques, operating manuals, databases, formulas, knowledge, trade secrets, technologies, processes, assays, sources, skills, experience, techniques, data and the results of experimentation and testing), all proprietary data, results, chemical structures, chemical sequences, materials, inventions, know-how, formulas, trade secrets, techniques, methods, processes, procedures, technology, practices, knowledge, designs, specifications and developments, whether or not patentable, in each case, existing as of the Effective Date or during the Term of this Agreement;

“Litigation Conditions”	has the meaning set forth in Section 8.4;

EXECUTION VERSION

“Licensed Antibodies”	means the antibodies known as of the Effective Date as BA3362 and [***], each as more specifically described in Schedule 1(a);

“Losses”	has the meaning set forth in Section 8.1;

“Major European Market”	means each of France, Germany, Italy and Spain.

“Milestones”	has the meaning set forth in Section 4.2;

“Net Sales”	means, on a country-by-country and Program Product-by-Program Product basis in the Territory, with respect to any period for each country, the gross amounts invoiced by Context, any Sublicensee or their respective Affiliates (each, a “Selling Party”), as applicable, to unrelated Third Parties for sales of a Program Product in the Field in such country, less the following deductions to the extent included in the gross invoiced sales price for such Program Product or otherwise directly paid, incurred, allowed, accrued or specifically allocated by the Selling Parties with respect to the sale of such Program Product in such country and not otherwise recovered by or reimbursed to a Selling Party: [***]. Net Sales will be determined in accordance with Accounting Standards. Without limiting the generality of the foregoing, transfers or dispositions of a Program Product at or less than cost of manufacture for charitable, promotional (including samples), pre-clinical, clinical, or regulatory purposes will be excluded from Net Sales, as will sales or transfers of a Program Product among the Selling Parties. Subject to the above deductions, Net Sales shall be deemed to occur on, and only on, the first sale by a Selling Party to a Third Party.

If a Program Product is sold as part of a Combination Product (as defined below), Net Sales will be the product of (i) Net Sales of the Combination Product calculated as above (i.e., calculated as for a non-Combination Product) and (ii) the fraction (A/(A+B)), where:

“A” is the gross invoice price in such country during the period to which the Net Sales calculation relates of the Program Product comprising the applicable Licensed Antibody as the sole therapeutically active ingredient; and

“B” is the gross invoice price in such country during the period to which the Net Sales calculation relates of the other therapeutically active ingredients contained in the Combination Product.

If “A” or “B” cannot be determined by reference to non-Combination Product sales as described above, then Net Sales will be calculated as above, but the gross invoice price in the above equation shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable

EXECUTION VERSION

method of determining the same that takes into account, in the applicable country, variation in dosage units and the relative fair market value of each therapeutically active ingredient in the Combination Product. As used in this definition of “Net Sales,” “Combination Product” means a Program Product that contains one or more additional active ingredients (whether co-formulated or co-packaged);

“Net Sales Report”	means the report that shall be provided to BioAtla by Context on a [***]basis in accordance with the terms and conditions of this Agreement. Such report shall include: (i) the gross sales,(ii) Net Sales, (iii) details of deductions, and (iv) a calculation of the amount of royalty payment due in accordance with Section 4 in respect of such [***], in each case on a country-by-country basis. Gross sales, Net Sales and deductions shall be provided in both local currency and converted to Dollars in accordance with Section 4.5;

“Non-Bankrupt Party”	has the meaning set forth in Section 2.6;

“Party”	means BioAtla or Context, as the context requires (referred to collectively as the “Parties”);

“Patent”	means any and all national, regional and international patents and patent applications in the Territory, including any provisional applications, continuations, continuations-in-part, divisionals, substitutions, reissues, re-examinations, revalidations, extensions (including pediatric exclusivity), restorations (including revalidations, reissues and re-examinations), registrations, supplementary protection certificates and renewals of any such patents or patent applications, in each case including (a) any patents, patent applications or provisional applications filed or claiming priority therefrom, and (b) any patents that have issued or in the future issue therefrom, and in each case that are necessary or useful for the research, development, manufacture, use and/or commercialization of a Program Product in the Field, including any utility models, petty patents, design patents and certificates of invention;

“Patent Committee”	has the meaning set forth in Section 3.1;

“Person”	means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government;

“Phase I”	means a human clinical trial of a Program Product in any country that would satisfy the requirements of U.S. 21 C.F.R. §312.21(a) or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States;

“Phase II”	means a human clinical trial of a Program Product in any country that would satisfy the requirements of U.S. 21 C.F.R. §312.21(b) or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States;

EXECUTION VERSION

“Phase III”	means a human clinical trial of a Program Product in any country that would satisfy the requirements of U.S. 21 C.F.R. §312.21(c) and is intended to (a) support Regulatory Approval for such Program Product, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States; and (b) such trial is a registration trial sufficient for filing an application for a Regulatory Approval for such Program Product as evidenced by (i) an agreement with or statement from the FDA on a Special Protocol Assessment or equivalent, or (ii) other guidance or minutes issued by the FDA, or (iii) such agreement, statement, guidance, minutes or similar as may be given by the EMA, for such registration trial;

“Pre-Existing Affiliate”	means, with respect to a Party that is subject to a Change of Control, any Affiliate of such Party following such Change of Control that was an Affiliate of such Party prior to such Change of Control.

“Program”	means the development program for the Licensed Antibodies;

“Program Product”	means all pharmaceutical preparations or products in any dosage form containing a Licensed Antibody as the sole active pharmaceutical ingredient or in combination with other active ingredients. The Licensed Antibodies are listed in Schedule 1(a);

“Publishing Notice”	has the meaning set forth in Section 10.5.2;

“Publishing Party”	has the meaning set forth in Section 10.5.2;

“Regulatory Approval”	means the approval, license or authorization of the applicable Regulatory Authority necessary for the marketing and sale of a product for a particular Indication in any country or other jurisdiction in the Territory, including separate pricing or reimbursement approvals where legally required in order to sell a Program Product in such country (and for clarity does not include named patient approval);

“Regulatory Authorities”	means the applicable supra-national, federal, national, regional, state, provincial, governmental, regulatory or health authorities, agencies, departments, commissions or councils in the Territory responsible for granting Regulatory Approvals and otherwise regulating the manufacture, distribution, marketing and sale of pharmaceutical products in the Territory;

EXECUTION VERSION

“Regulatory Exclusivity”	means, with respect to any country or other jurisdiction in the Territory, (i) any period of regulatory data protection or equivalent that prevents a Third Party during such period from relying on the data submitted in support of an application for Regulatory Approval for a Program Product for an application for approval for a generic or biosimilar version of such Program Product or (ii) an additional market protection, other than Patent protection or Patent-related exclusivity, granted by a Regulatory Authority in such country or other jurisdiction which confers an exclusive commercialization period during which Context or its Affiliates or Sublicensees have the exclusive right to market and sell, and any other Third Party is prevented from marketing or selling, a Program Product or a generic or biosimilar version of such Program Product in such country or other jurisdiction including, for example, orphan exclusivity;

“Regulatory Submissions”	means all applications (including all INDs and drug approval applications), filings, dossiers, reports and other information and data submitted to a Regulatory Authority for the purpose of obtaining and maintaining Regulatory Approval;

“Royalty Term”	has the meaning set forth in Section 4.3;

“Sales Milestone Event”	has the meaning set forth in Section 4.2.1;

“Sales Milestone Payment”	has the meaning set forth in Section 4.2.1;

“Sublicensee”	means a Third Party (other than a Distributor) with whom Context enters into a sublicense pursuant to which Context sublicenses rights granted by BioAtla to Context under this Agreement;

“Tangible Materials”	has the meaning set forth in Section 3.6.3;

“Target 1”	means Nectin-4[***];

“Target 2”	means CD3[***];

“Targets”	means, collectively, Target 1 and Target 2;

“Term”	shall have the meaning set forth in Section 14.1;

“Territory”	means worldwide;

“Third Party”	means an entity other than BioAtla or Context or their Affiliates;

“Third-Party Infringement Claim”	has the meaning set forth in Section 11.4.1;

“Third Party Payments”	has the meaning set forth in Section 4.4.2;

“Transition Agreement”	has the meaning set forth in Section 15.2c(vi);

EXECUTION VERSION

“Valid Claim”	means, with respect to a particular country, (a) a claim of a pending Patent claiming priority from any Patent that has been pending for no more than five (5) years, following the earliest priority filing date for such Patent or that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling or (b) a claim of an issued and unexpired Patent that has not been held permanently revoked, held unenforceable or invalid by a decision of a court or other governmental authority of competent jurisdiction, which decision is unappealed or unappealable within the time allowed for appeal and has not been irretrievably cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise. For clarity, a claim of a Patent that ceased to be a Valid Claim before it issued because it had been pending too long, but subsequently issued and is otherwise described by clause (a) of the foregoing sentence shall again be considered to be a Valid Claim once it issues.

“Withholding Amount”	has the meaning set forth in Section 4.9;

“Withholding Party”	has the meaning set forth in Section 4.9;

1.2	In this Agreement, unless the context requires otherwise:

1.2.1	references to Sections and Schedules are to Sections of and Schedules to this Agreement;

1.2.2	references to the singular shall include the plural and vice versa;

1.2.3	the Schedules will have the same force and effect as if expressly set out in the body of this Agreement;

1.2.4	headings are inserted for convenience only and shall not affect the construction or interpretation of this Agreement;

1.2.5	the words “including” or “includes” mean “including (or includes) without limitation”;

1.2.6

reference to any legislation or law or to any provision thereof shall include references to any such law as it may, after the date hereof, from time to time, be amended, supplemented or re-enacted, and any reference to statutory provision shall include any subordinate legislation made from time to time under that provision;

1.2.7

when any number of days is prescribed in any document, the time period shall start on the next Business Day after the occurrence of the specified event. If the last day does not fall on a Business Day, then the last day shall be the next succeeding day which is a Business Day; and

1.2.8	all references to “Dollars” or “$” shall be deemed to be references to the lawful currency of the United States.

EXECUTION VERSION

2.	GRANT OF RIGHTS

2.1

License to Context. Subject to the terms and conditions hereunder, BioAtla hereby grants Context an exclusive license (exclusive even as to BioAtla and its Affiliates), sublicensable (with right of sublicense through multiple tiers), under the BioAtla Intellectual Property solely for the Exploitation of the Licensed Antibodies and Program Products in the Field in the Territory (collectively, the “License”). For clarity, the License includes a sublicense under the Intellectual Property Rights licensed to BioAtla by Himalaya under the ERA and Global Transaction Agreement that are necessary or reasonably useful to research, develop, make, have made, use, sell, have sold, import, offer for sale or otherwise Exploit a Licensed Antibody or Program Product in the Field in the Territory.

2.2

Sublicenses. Context will have the right to grant sublicenses (through multiple tiers) to its Affiliates and Third Parties of any and all rights granted to Context pursuant to Section 2.1. Context will provide BioAtla with a copy of each agreement containing any such sublicense (other than agreements with subcontractors engaged to perform activities under this Agreement, in each case subject to Section 2.3, and other than Agreements with Affiliates) within [***] days following execution, with no more than reasonable redactions that will enable BioAtla to reasonably monitor compliance with the terms and conditions of this Agreement. Any such sublicense shall be consistent with the terms of this Agreement and will include (a) confidentiality, non-disclosure and non-use provisions at least as restrictive or protective of the Parties as those set forth in this Agreement, and (b) patent prosecution and enforcement provisions which are consistent with BioAtla’s rights in Sections 11.3 and 11.5. Context shall require that each Sublicensee complies with such terms specified in the preceding sentence. No sublicense will diminish, reduce or eliminate any obligation of Context under this Agreement, and Context will remain responsible for its obligations under this Agreement and will be responsible for the performance of the relevant Sublicensee as if such Sublicensee were the Party hereunder (including, without limitation, reporting obligations imposed upon Context in accordance with this Agreement).

2.3

Subcontracting. Subject to this Section 2.3, Context and its Affiliates and Sublicensees may subcontract any of its responsibilities under this Agreement. Context is responsible for the performance of all such subcontractors and for the compliance by such subcontractor with the applicable terms and conditions of this Agreement.

2.4

Cooperation. Each Party shall cooperate with the other and execute and deliver to the other such instruments and documents and take such other actions as may be reasonably requested by the other Party from time to time in order to carry out, give effect to or confirm the rights granted under Section 2.

2.5

License Rights. Neither Party grants to the other Party any right or license to use any of its Intellectual Property Rights, Know-How or other confidential and/or proprietary information, materials or technology, or to practice any of its Patents or trade marks, except as expressly set forth in this Agreement.

2.6

Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by a Party to the other are and will otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The Parties agree that the Parties will retain and may fully exercise all of their rights and elections under the Bankruptcy Code and any foreign equivalent thereto. The Parties further agree that if (x) a bankruptcy proceeding by or against a Party (the “Bankrupt Party”) is commenced under the Bankruptcy Code, (y) this Agreement is rejected as provided in the Bankruptcy Code, and (z) the other Party (the “Non-Bankrupt Party”) elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code, the Non-Bankrupt Party will be entitled to a complete duplicate of, and complete access to (as the Non-Bankrupt Party deems appropriate), all such intellectual property and all embodiments of such intellectual property. Upon such occurrence, such intellectual property and all embodiments of such intellectual property will be promptly delivered to the Non-Bankrupt Party. The Bankrupt Party

EXECUTION VERSION

(in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) agrees not to interfere with the exercise by the Non-Bankrupt Party of its rights and licenses to such intellectual property and such embodiments of intellectual property in accordance with this Agreement, and agrees to assist the Non-Bankrupt Party and its Affiliates in obtaining such intellectual property and such embodiments of intellectual property in the possession or control of Third Parties. The foregoing provisions are without prejudice to any rights the Non-Bankrupt Party may have arising under the Bankruptcy Code or other Applicable Law. As used herein, “Bankruptcy Code” means Title 11, United States Code, as from time to time in effect.

2.7	Exclusivity.

2.7.1

Subject to Sections 2.7.2 and 2.7.3, during the Term, neither BioAtla nor any of its Affiliates will work independently or for or with any Third Party (including the grant of any license to any Third Party) with respect to the Exploitation of any [***] antibody specifically directed against Target 1.

2.7.2

If there is a Change of Control involving BioAtla, the obligations of Section 2.7.1 will not apply to (and BioAtla’s acquirer and its respective Affiliate(s) (other than BioAtla and its Preexisting Affiliates) will not be in violation of Section 2.7.1 based on) any program of the relevant acquirer or its Affiliates (other than BioAtla and its Preexisting Affiliates); provided that (a) BioAtla and its Preexisting Affiliates, on the one hand, and the acquirer and its Affiliates (other than BioAtla and its Preexisting Affiliates), on the other hand, establish and enforce internal processes, policies, procedures and systems designed to segregate information relating to any such program from any Confidential Information related to the applicable Licensed Antibodies and Program Products under this Agreement, (b) the acquirer and its Affiliates (other than BioAtla and its Preexisting Affiliates) do not use, directly or indirectly, any Patents, Know-How or Confidential Information of BioAtla (including any Patents, Know-How or Confidential Information licensed or acquired from Context under this Agreement) in such program, and (c) no personnel who were employees or consultants of BioAtla or its Preexisting Affiliates at any time prior to or after the Change of Control will conduct any activities under such program.

2.7.3

Notwithstanding the provisions of Section 2.7.1, if BioAtla or any of its Affiliates acquires rights to research, develop, manufacture, or commercialize a product in the Field as the result of a merger, acquisition or combination with or of a Third Party other than a Change of Control of such Party (each, an “Acquisition Transaction”) and, on the date of the closing of such Acquisition Transaction, such product is being researched, developed, manufactured or commercialized and such activities would, but for the provisions of this Section 2.7.3, constitute a breach of Section 2.7.1 (such product, a “Distracting Product”), BioAtla or such Affiliate will, within [***] days after the closing of such Acquisition Transaction notify Context in writing of such acquisition and either:

a.

request that such Distracting Product be included in this Agreement on terms to be negotiated, in which case, the Parties will discuss the matter in good faith for a period of no less than [***] days (or such longer period as may be agreed by the Parties) and, if unable to reach agreement on the terms on which such Distracting Product would be included hereunder within such period, BioAtla will elect to take the action specified in either clause (b) or (c) below; provided that the time periods specified in such clauses will be tolled for so long as the Parties are engaged in discussion under this clause (a);

EXECUTION VERSION

b.

notify Context in writing that BioAtla or its Affiliate will Divest its rights to such Distracting Product, in which case, within [***] (or such longer period as may be agreed by the Parties) after the closing of the Acquisition Transaction, BioAtla or its Affiliate will Divest such Distracting Product, giving due consideration to ethical concerns and requirements under Applicable Law; or

c.

notify Context in writing that it is ceasing all such research, development and commercialization activities with respect to the Distracting Product, in which case, within [***] days (or such longer period as may be agreed by the Parties) after Context’s receipt of such notice, BioAtla and its Affiliates will cease all such activities, giving due consideration to ethical concerns and requirements under Applicable Law.

During the discussion period under clause (a), prior to the time of divestiture pursuant to clause (b) or prior to the termination of activities pursuant to clause (c), as applicable, BioAtla and its Affiliates will segregate all research, development or commercialization activities relating to the Distracting Product from Exploitation with respect to Licensed Antibodies or Program Products under this Agreement, including Commercially Reasonable Efforts to ensure that (i) no personnel involved in performing research, development or commercialization activities with respect to such Distracting Product have access to non-public plans or information relating to the Exploitation of Licensed Antibodies or Program Products under this Agreement (except that management personnel may review and evaluate plans and information regarding the Exploitation of Program Products under this Agreement in connection with portfolio decision-making) and (ii) no personnel involved in performing development or commercialization activities with respect to Licensed Antibodies or Program Products under this Agreement have access to non-public plans or information relating to the development or commercialization of such Distracting Product (except that management personnel may review and evaluate plans and information regarding the development and commercialization of such Distracting Product in connection with portfolio decision-making).

3.	PATENT COMMITTEE; TECHNOLOGY TRANSFER; REGULATORY ACTIVITIES

3.1

Patent Committee. Within [***] days after the Effective Date, the Parties will form a committee (the “Patent Committee”), composed of an equal number of, but up to two (2), representatives from each Party. The Patent Committee will meet during the Term in person or by means of telephone or video conference at least once each [***]. Each Party may replace its representatives on the Patent Committee at any time by providing notice in writing to the other Party. The Patent Committee will have no decision-making authority, but will act as a discussion forum between the Parties. In addition, each Party may invite a reasonable number of additional subject matter experts or relevant personnel of such Party to participate in discussions and meetings of the Patent Committee. Each Party’s representatives on the Patent Committee and all other individuals attending or participating in discussions and meetings of the Patent Committee on behalf of a Party will be bound under written confidentiality and non-use obligations with respect to information disclosed at such meeting that are no less restrictive than the provisions of Section 10.

EXECUTION VERSION

3.2

Transfer of Regulatory Approvals and Regulatory Submissions. Within [***] days following the Effective Date, BioAtla shall transfer ownership to Context of any and all Regulatory Submissions and Regulatory Approvals for the Program Products in the Field in the Territory (and transfer all related correspondence to and from such Regulatory Authorities), and thereafter Context (or its designee) shall file and hold title to all Regulatory Submissions and Regulatory Approvals and supplements thereto relating to the Program Products in the Field in the Territory. In the event of failure to assign such Regulatory Submissions and Regulatory Approvals to Context as required by this Section 3.1, BioAtla hereby consents and grants to Context the right to access and reference (without any further action required on the part of BioAtla, whose authorization to file this consent with any Regulatory Authority is hereby granted) any such Regulatory Submissions and Regulatory Approvals for the purposes of developing and commercializing the Program Products in the Field in the Territory.

3.3

Additional Context Regulatory Obligations. As of the Effective Date, as between the Parties, Context will be responsible for (a) determining the regulatory plans and strategies for the Program Products, (b) either itself or through its Affiliates or Sublicensees, making all Regulatory Submissions with respect to the Program Products, and (c) making, obtaining and maintaining Regulatory Submissions and Regulatory Approvals.

3.4

Cooperation. BioAtla shall provide reasonably required documents (to the extent in the possession or Control of BioAtla) to Context for use in making Regulatory Submissions to Regulatory Authorities for the Program Products in the Field in the Territory and maintaining such Regulatory Approvals; provided that any out-of-pocket expenses incurred by BioAtla in connection with such assistance shall be borne by Context.

3.5

Safety Concerns. Each Party will, as soon as practicable (but within [***] days) after such Party’s knowledge and internal evaluation thereof, (i) notify the other Party of any safety concern that such Party becomes aware of that is attributable to a Licensed Antibody or any component or fragment thereof (and will provide the other Party with any relevant documents or information related thereto in such Party’s possession or control), and (ii) provide the other Party with any press release or other public statement disclosing any safety concern or other material safety issue attributable to a Licensed Antibody or any component or fragment thereof at least [***] hours prior to the issuance thereof.

3.6	BioAtla Intellectual Property and Materials Transfer.

3.6.1

Initial Transfer. Within a reasonable time not to exceed [***] Business Days following the Effective Date, BioAtla will disclose to Context true, accurate and complete copies of all BioAtla Intellectual Property, in each case to the extent developed on or prior to the Effective Date and in its current (electronic or other) format as Context may reasonably request (including by download of digital files to a secure website or e-room designated and controlled by Context, or transfer of hard copies of any documents not in electronic format).

3.6.2

Additional Transfer. During the Term, in the event that Context reasonably believes additional BioAtla Know-How is necessary for the continued Exploitation of the Licensed Antibodies or Program Products, Context may reasonably request a copy of such additional BioAtla Know-How from BioAtla. BioAtla will transfer to Context a copy of such additional BioAtla Know-How, including any documentation (whether held in paper or electronic format) or similar removable media.

3.6.3

Material Transfer. Within a reasonable time not to exceed [***] Business Days from the Effective Date, BioAtla will furnish to Context any tangible materials Controlled by BioAtla that exclusively relate to or embody the Program Products, including all [***], as set out in Schedule 3.6.3 (“Tangible Materials”). Context acknowledges and accepts that any Tangible Materials provided by BioAtla under this Agreement are provided in their condition and form as at the Effective Date (provided, BioAtla shall remain responsible and liable for any defects to such Tangible Materials reasonably demonstrated to have been in existence as at the Effective Date). Subject to Article 7, BioAtla gives no warranty or representation as to the suitability of such Tangible Materials for any given purpose.

EXECUTION VERSION

3.6.4

Consulting Support. BioAtla will make appropriate personnel (directly, or through an Affiliate) available to Context upon reasonable prior notice for the purpose of assisting Context to understand and use the BioAtla Intellectual Property for the Program Products, provided that BioAtla’s obligation to provide consulting support in accordance with this Section shall be limited to: (i) the provision of assistance during the first [***] days following the Effective Date, up to a maximum of [***] hours of assistance, all of which shall be at BioAtla’s cost, and (ii) following the expiration of such period and accumulation of such hours, BioAtla shall provide additional assistance at a mutually agreed upon hourly FTE rate (not to exceed what is customary in the industry for similar services) at Context’s cost. BioAtla shall provide to Context copies of all pre-clinical data and results from any and all completed pre-clinical activity for the Program Products or Licensed Antibodies, in electronic form or other mutually agreeable alternate form within [***] days following the Effective Date.

3.6.5

Transfer of Manufacturing Know-How. BioAtla will also provide to Context copies of all relevant manufacturing data or relevant CMC documents in its possession or otherwise Controlled by BioAtla, in electronic form or other mutually agreeable alternate form within [***] Business Days following the Effective Date, and facilitate access to any Third Party subcontractors (such as CMOs or CROs) for access to relevant manufacturing data or documentation in their possession.

4.	FINANCIAL TERMS

4.1

Upfront Payments. In consideration for the License granted pursuant to Section 2.1 and the other rights granted by BioAtla under this Agreement, Context hereby agrees to pay BioAtla a non-refundable, non-creditable payment of eleven million dollars ($11,000,000), payable within [***] Business Days of the Effective Date.

4.2	Milestones.

4.2.1

Subject to Section 4.4.5 below, Context shall notify BioAtla in writing within [***] days following the occurrence of the development milestone events set out in Table 1 below (each, a “Development Milestone Event”). Concurrently with such notice, Context shall pay BioAtla the applicable milestone payment(s) set forth the table below (each, a “Development Milestone Payment”) which correspond to the Development Milestone Event(s) achieved by Context, its Sublicensees or their respective Affiliates. The Parties understand and agree that each Development Milestone Payment will be made a maximum of one time only upon the first achievement of the corresponding Development Milestone Event, regardless of whether such Development Milestone Event is achieved multiple times by the same or a different Program Product.

Table 1: Development Milestones:

No.	Development Milestone Event by Context, its Sublicensees or their respective Affiliates:	Milestone Payment
1	[***]	[***] U.S. Dollars ($[***])
2	[***]	[***] U.S. Dollars ($[***])
3	[***]	[***] U.S. Dollars ($[***])
4	[***]	[***] U.S. Dollars ($[***])
5	[***]	[***] U.S. Dollars ($[***])
6	[***]	[***] U.S. Dollars ($[***])
7	[***]	[***] U.S. Dollars ($[***])
8	[***]	[***] U.S. Dollars ($[***])
9	[***]	[***] U.S. Dollars ($[***])
10	[***]	[***] U.S. Dollars ($[***])

EXECUTION VERSION

4.2.2

Context shall not be required to pay the Development Milestone Payment corresponding to Development Milestone Event #4 or Development Milestone Events #7-9 unless and until the corresponding Development Milestone Event is achieved, regardless of whether any subsequent Development Milestone Event is achieved; it being understood and agreed that, if Development Milestone Event #7 occurs and Development Milestone Event #4 has not been previously paid, then Development Milestone Event #4 shall be deemed to have been achieved. For example, if Development Milestone Event #5 (or any subsequent Development Milestone Event other than Development Milestone Event #7) is achieved prior to the achievement of Development Milestone Event #4, Context shall not be required to pay Development Milestone Event #4 upon achievement of Development Milestone Event #5 (or such subsequent Development Milestone Event other than Development Milestone Event #7). Subject to Section 4.4.5 below, Context shall notify BioAtla in writing of the achievement of the sales milestones set out in Table 2 below (each, a “Sales Milestone Event”) within [***] days following the end of the Calendar Year in which such Sales Milestone Event is achieved. Concurrently with such notice, Context shall pay BioAtla the applicable milestone payment(s) set forth the table below (each, a “Sales Milestone Payment”) which correspond to the Sales Milestone Event(s) achieved by Context, its Sublicensees or their respective Affiliates. The Parties understand and agree that each Sales Milestone Payment will be made a maximum of one time only upon the first achievement of the corresponding Sales Milestone Event, regardless of whether such Sales Milestone Event is achieved multiple times.

Table 2: Sales Milestones:

No.	Sales Milestones Achieved by Context, its Sublicensees or their respective Affiliates:	Sales Milestone Payment
1	First Calendar Year in which aggregate Annual Net Sales in the Territory exceed [***] U.S. Dollars ($[***])	[***] U.S. Dollars ($[***])
2	First Calendar Year in which aggregate Annual Net Sales in the Territory exceed [***] U.S. Dollars ($[***])	[***] U.S. Dollars ($[***])
3	First Calendar Year in which aggregate Annual Net Sales in the Territory exceed [***] U.S. Dollars ($[***])	[***] U.S. Dollars ($[***])
4	First Calendar Year in which aggregate Annual Net Sales in the Territory exceed [***] U.S. Dollars ($[***])	[***] U.S. Dollars ($[***])
5	First Calendar Year in which aggregate Annual Net Sales in the Territory exceed [***]U.S. Dollars ($[***])	[***] U.S. Dollars ($[***])

EXECUTION VERSION

4.3

Royalties. On a country-by-country and Program Product-by-Program Product basis, during the applicable Royalty Term for such Program Product in such country (but subject to Section 4.4 below), Context shall pay BioAtla non-refundable, non-creditable (save in the event of variance identified by audit in accordance with Section 4.7) royalties on Annual Net Sales of such Program Product in such country by Context, its Sublicensees or any of their respective Affiliates basis equal to the following portions of Annual Net Sales multiplied by the applicable royalty rate described below for such portion:

Portion of Annual Net Sales for the Program Product in the Territory (USD)	Royalty Rate
Portion of Annual Net Sales above zero ($0), up to and including [***] U.S. Dollars ($[***])	[***]%
Portion of Annual Net Sales above [***] U.S. Dollars ($[***]), up to and including [***] U.S. Dollars ($[***])	[***]%
Portion of Annual Net Sales above [***] U.S. Dollars ($[***]), up to and including [***] U.S. Dollars ($[***])	[***]%
Portion of Annual Net Sales above [***] U.S. Dollars ($[***]), up to and including [***] U.S. Dollars ($[***])	[***]%
Portion of Annual Net Sales above [***] U.S. Dollars ($[***])	[***]%

Royalties shall be payable, on a country-by-country and Program Product-by-Program Product basis, commencing upon the First Commercial Sale and ending upon the latest of (i) the expiration of the last-to-expire Valid Claim of a BioAtla Patent that Covers the applicable Program Product in such country; (ii) the expiration of all Regulatory Exclusivity for such Program Product in such country, and (iii) the [***] anniversary of the First Commercial Sale of the applicable Program Product in such country (the “Royalty Term”). Within [***] days after the end of each [***] commencing with the First Commercial Sale of the Program Product in the Territory, Context shall provide BioAtla with a Net Sales Report. Context shall pay to BioAtla the royalty amounts due with respect to a given [***] within [***] days after the end of such [***].

4.4	Royalty Reductions.

4.4.1

On a Program Product-by-Program Product and country-by-country basis, Context’s royalty obligations to BioAtla under Section 4.3 with respect to such Program Product in such country shall be reduced to [***] ([***]%) of the amounts otherwise payable pursuant to Section 4.3 during any portion of the Royalty Term in which there is not at least one (1) Valid Claim of a BioAtla Patent that Covers such Program Product in such country.

4.4.2

If, before or during the Term, Context determines, in its reasonable judgment, that it is necessary to obtain rights under any Blocking 3rd Party IP in order to Exploit a Program Product, then Context shall promptly notify BioAtla. In the event a license or acquisition of Blocking 3rd Party IP was or is obtained, and any royalties, milestones or other payments are paid by Context or its Affiliates or Sublicensees to any Third Party to license or acquire such Blocking 3rd Party IP (“Third Party Payments”), Context shall have the right to reduce the royalties, milestones and other payments otherwise payable to BioAtla under this Agreement for a given [***] by up to [***] percent ([***]%) of the Third Party Payments made in the applicable [***] (and any remaining amounts may be carried forward and applied as deductions from time to time in accordance with this Section 4.4), subject to Section 4.4.5 below.

EXECUTION VERSION

4.4.3

On a Program Product-by-Program Product and country-by-country basis, at any time during the Term, (a) one or more Biosimilar Products of such Program Product receives Regulatory Approval in such country and is sold in that country by one or more Third Parties, and (b) on a [***]-by-[***] basis, there is a [***] percent ([***]%) decrease in amounts (as measured by unit volume) invoiced by Context or its Affiliates on sales of the Program Product to Third Party purchasers in such country in any given [***] as compared to the amounts (as measured by unit volume) invoiced by Context or any of its Affiliates on sales of the Program Product during any of one (1) of the [***] immediately preceding Regulatory Approval of such Biosimilar Product, then Context’s royalty obligations to BioAtla under Section 4.3 in respect of that country shall be reduced to [***] percent ([***]%) of the amounts otherwise payable pursuant to Section 4.3 for the remainder of the Term.

4.4.4

On a Program Product-by-Program Product basis, if such Program Product becomes an IRA Subject Product, then Context’s royalty obligations to BioAtla under Section 4.3 in respect of Net Sales in the United States shall be reduced to [***] percent ([***]%) of the amounts otherwise payable pursuant to Section 4.3 for the remainder of the Term. If the Inflation Reduction Act of 2022 is replaced, revised, amended or changes such that the provisions of this Section 4.4.4 are no longer able to be accurately construed but in all such cases the applicable Net Sales associated with the Program Product in the United States are comparably reduced as if the effects of being an IRA Subject Product applied, the principles and intent of this Section 4.4.4, including the reduction set forth herein, shall continue to apply.

4.4.5

In no event will the reductions under Section 4.4.1 through Section 4.4.4 reduce the royalties payable to BioAtla under this Agreement in any [***] by greater than [***] percent ([***]%) in aggregate of the amounts otherwise payable under Section 4.3 (without giving effect to any reductions in Section 4); provided that any deductions not permitted to be made in respect of a given [***] as a result of this Section 4.4.5 shall be carried forward for deduction in respect of royalties for future [***] until fully exhausted.

4.5

Payments; Currency Conversion. All payments to either Party under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as the receiving Party may from time to time designate by notice to the paying Party. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), a Party shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s or Sublicensee’s standard conversion methodology consistent with Accounting Standards.

4.6

Financial Records. Context shall, and shall cause its Affiliates and Sublicensees to, keep complete, true and accurate books and records in accordance with Accounting Standards pertaining to Net Sales of Program Products, royalties and other sums payable under this Agreement in sufficient detail to calculate all amounts payable hereunder and to verify compliance with its obligations under this Agreement. Such books and records shall be retained by Context and its Affiliates and Sublicensees until the later of (a) [***] years after the end of the Calendar Year to which such books and records pertain, and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

EXECUTION VERSION

4.7

Audit. At the request of BioAtla, Context shall, and shall cause its Affiliates and Sublicensees to, permit an independent public accounting firm of nationally recognized standing designated by BioAtla and reasonably acceptable to Context, at reasonable times during normal business hours and upon reasonable notice, to audit the relevant reports, statements, books and records maintained pursuant to Section 4.6 to ensure the accuracy of all reports and payments, including Net Sales and royalty calculations, made hereunder. Such examinations may not (a) be conducted more than once with respect to any specific period of time, or (b) be conducted more than once in any twelve (12) month period (other than any year in which a Change of Control of Context occurs, in which year such right may be exercised twice). Prior to conducting such audit, such accounting firm shall agree in writing to such confidentiality terms as Context may reasonably request. Context shall, and shall cause its Affiliates and Sublicensees to, provide reasonable assistance to the accounting firm to enable the accounting firm to carry out such audit. The accounting firm shall disclose to BioAtla only whether the reports are correct or not, and the specific details concerning any discrepancies. No other information shall be shared. In the event that the audit reveals a variance of more than [***] percent ([***]%) from the amounts in the Net Sales Report, Context shall bear the cost of the audit. In the event that the audit reveals a variance of less than [***] percent ([***]%) from the amounts in the Net Sales Report, BioAtla shall bear the cost of the audit. If such audit concludes that (i) additional amounts were owed by Context, Context shall pay the additional amounts, or (ii) excess payments were made by Context, future amounts owed by Context will be reduced by the amount of such excess payments, in either case ((i) or (ii)), within [***] days after the date on which such audit is completed by BioAtla’s designated accounting firm.

4.8	No Limitation. For clarity, nothing contained in this Section 4 shall in any way limit a Party’s right to recover damages for breach of this Agreement.

4.9

Withholding Taxes. The amounts payable pursuant to this Agreement shall not be reduced on account of any taxes unless required by Applicable Law. Where any sum due to be paid to either Party hereunder is subject to any withholding or similar tax, the Parties shall use their Commercially Reasonable Efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, the payor shall remit such withholding or similar tax to the appropriate government authority in a timely manner, deduct the amount paid from the amount due to payee and secure and send to payee the best available evidence of the payment of such withholding or similar tax within [***]([***]) days following that payment. In the event that a government authority retroactively determines that a payment made by a Party to the other pursuant to this Agreement should have been subject to withholding or similar (or to additional withholding or similar) taxes, and such Party (the “Withholding Party”) remits such withholding or similar taxes to the government authority, including any interest and penalties that may be imposed thereon (together with the tax paid, the “Withholding Amount”), the Withholding Party will have the right (a) to offset the Withholding Amount, against future payment obligations of the Withholding Party under this Agreement, (b) to invoice the other Party for the Withholding Amount (which shall be payable by the other Party within [***] ([***]) days of its receipt of such invoice) or (c) to pursue reimbursement by any other available remedy.

4.10

Indirect Taxes. All payments are exclusive of value added taxes, sales taxes, consumption taxes and other similar taxes (the “Indirect Taxes”). If any Indirect Taxes are chargeable in respect of any payments, the paying Party shall pay such Indirect Taxes at the applicable rate in respect of such payments following receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the receiving Party in respect of those payments. The Parties shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes. If the

EXECUTION VERSION

Indirect Taxes originally paid or otherwise borne by the paying Party are in whole or in part subsequently determined not to have been chargeable, all necessary steps will be taken by the receiving Party to receive a refund of these undue Indirect Taxes from the applicable governmental authority or other fiscal authority and any amount of undue Indirect Taxes repaid by such authority to the receiving Party will be transferred to the paying Party within [***]([***]) days of receipt.

5.	DEVELOPMENT AND COMMERCIALIZATION

5.1

As between the Parties, Context shall be responsible for using Commercially Reasonable Efforts to develop, seek approval for, and commercialize at least one (1) Program Product for a first Indication (either itself or through its Affiliates and Sublicensees) in the Territory. As between the Parties, Context shall be responsible for all pre-clinical studies and all clinical trials of the Program Products in the Field in the Territory, at Context’s expense.

5.2

Context shall keep BioAtla informed as to its progress on developing the Program and Program Products and, without limiting the information to be exchanged between the Parties, no less than [***] per each Calendar Year up until the date of any Regulatory Approval for a Program Product, Context shall provide BioAtla with a written report summarizing its development activities, including [***], in respect of the Program Products in the Field in the Territory in the previous [***] period and a summary of its plans for the development and commercialization of the Program Products, consistent with information Context provides to its shareholders and analysts. Such report shall include a summary of the work completed, a summary of the work in progress, the current schedule of anticipated milestone events and Regulatory Approvals (which such schedule shall be non-binding), and a summary of material interactions with Regulatory Authorities during the prior [***] period. The Parties shall review and discuss such reports as necessary.

5.3

If at any time, during the Term of this Agreement, Context fails for a consecutive period comprising at least eight (8) Calendar Quarters to conduct any research or development activities with respect to the Program Products prior to Regulatory Approval in the Territory (other than in connection with any clinical trial hold, advice of any applicable data safety monitoring board, or other action of any Regulatory Authority that prevents, limits or otherwise suspends any such research, development, manufacture, regulatory affairs and commercialization activity, including for safety or CMC issues) (the “Abandonment”), BioAtla may terminate this Agreement upon written notice to Context.

6.	MANUFACTURE

6.1

Subject to the terms and conditions of this Agreement, as between the Parties, Context shall be responsible for the manufacture and supply, at its expense, of all requirements of Licensed Antibodies and Program Product for the performance of all development, clinical and commercial activities under this Agreement. Context will use its Commercially Reasonable Efforts to cause Program Products manufactured and supplied by or on behalf of Context pursuant to this Agreement to be manufactured in accordance with GMP, where applicable, and to otherwise comply with Applicable Laws.

6.2

As between the Parties, Context shall have the sole right and responsibility to determine and initiate all recalls, market suspensions or market withdrawals that may be necessary and for handling all returns, recalls or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to a Program Product in the Field in the Territory.

EXECUTION VERSION

6.3	As between the Parties, Context shall bear all costs relating to all recalls and market withdrawals whether voluntary or requested or required by Applicable Laws or by any Regulatory Authority.

7.	REPRESENTATIONS AND WARRANTIES

7.1	Each Party hereby represents and warrants to the other Party as follows:

(a) Such Party is a company/corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent such Party from performing its obligations under this Agreement;

(b) The execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate or organizational action. This Agreement is a legal and valid obligation binding on such Party and enforceable in accordance with its terms and does not (i) to such Party’s knowledge, violate any law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over such Party, or (ii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which such Party is a party or by which it is bound;

(c) Other than the Regulatory Approvals, such Party has obtained all necessary government authorizations, consents, approvals, licenses, exemptions of, or filings or registrations with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Laws currently in effect in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements;

(d) Such Party is (i) not, and during the Term shall not be, a Debarred Entity; and (ii) not currently using, and will not in the future use, in any capacity, in connection with the performance of its duties or obligations hereunder, the services of any person or entity (x) debarred or subject to debarment under 21 U.S.C. § 335a or otherwise disqualified or suspended from performing services, or (y) otherwise subject to any restrictions or sanctions by the FDA or any other regulatory agency or government, or (z) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action (each of (x)-(z), a “Debarred Entity”). Such Party shall immediately notify the other Party in writing and shall cease employing, contracting with, or retaining any such person to perform any services, as applicable, if either such Party or any person or entity who is performing services on its behalf hereunder is or becomes a Debarred Entity or if any action, claim, investigation, or other legal or administrative proceeding is pending or, to the best of such Party’s knowledge, threatened, that would make the other Party or any person or entity performing services hereunder a Debarred Entity;

(e) Such Party will not intentionally take or permit its Affiliates to take, any action to make the Program Products unfit for commerce under any applicable regulatory requirements in the Territory (including, but not limited to, being adulterated or misbranded as defined under the FD&C Act or becoming an article that may not, under the FD&C Act, be introduced into interstate commerce); and

EXECUTION VERSION

(f) Anti-Bribery and Anti-Corruption Compliance. Each Party and its Affiliates (i) have complied and shall comply with all Applicable Law governing bribery, money laundering, and other corrupt practices and behaviour (including, as applicable, the U.S. Foreign Corrupt Practices Act and UK Bribery Act) and (ii) shall not, directly or indirectly, offer, give, pay, promise to pay, or authorize the payment of any bribes, kickbacks, influence payments, or other unlawful or improper inducements to any Person in whatever form (including gifts, travel, entertainment, contributions, or anything else of value).

7.2	Context represents, warrants and/or covenants, as the case may be, to BioAtla that Context shall perform its obligations under this Agreement in material compliance with all Applicable Laws.

7.3	BioAtla represents and warrants to Context, as of the Effective Date, that:

a.	Schedule 1(b) sets forth a true, complete and correct list of the BioAtla Program Product Patents, and Schedule 1(c) sets forth a true, complete and correct list of the BioAtla Patents;

b.

BioAtla is the sole and exclusive owner of, and has the sole right, title and interest in and to, the BioAtla Intellectual Property, free and clear of all encumbrances that would interfere with Context’s rights; and

c.

neither BioAtla nor any of its Affiliates is a party to any agreement with a Third Party under which BioAtla or any of its Affiliates grants licenses, options or other rights in or to any of the BioAtla Patents;

d.

to the Knowledge of BioAtla, each of the BioAtla Patents properly identifies each and every inventor of the claims thereof as determined in accordance with the Applicable Laws of the jurisdiction in which such BioAtla Patent is issued or patent application is pending;

e.

each Person who has or has had any rights in or to any BioAtla Intellectual Property Rights has assigned by virtue of employment or written assignment its entire right, title and interest in and to such BioAtla Intellectual Property Rights to BioAtla or its Affiliates;

f.

there are no amounts that will be required to be paid to a Third Party that arise out of any agreement to which BioAtla or any of its Affiliates is a party, as a result of the Exploitation of the Licensed Antibodies, Program Products or Tangible Materials (other than amounts owed to manufacturers and CROs for services conducted on behalf of BioAtla in the ordinary course, which such amounts will be paid by BioAtla);

g.	BioAtla has filed and prosecuted patent applications within the BioAtla Patents in good faith and complied with all duties of disclosure with respect thereto;

h.

Neither BioAtla nor any of its Affiliates has granted to any Third Party, including any academic organization or agency, any license, option or other rights to clinically develop or commercialize Licensed Antibodies, or, to the Knowledge of BioAtla, to research, non-clinically develop, or manufacture Licensed Antibodies;

i.

to its Knowledge, as of the Effective Date, the manufacturing, commercialization, selling, marketing and other Exploitation of the Licensed Antibody, Program Products or Tangible Materials in the Territory, will not infringe or misappropriate any Intellectual Property Rights of Third Parties in the Territory (without reference to any safe harbor defenses);

EXECUTION VERSION

j.

except as set forth on Schedule 7.3(j), to its Knowledge, as of the Effective Date, no licenses or rights in or to any Intellectual Property Rights of Third Parties other than those expressly granted to Context under this Agreement as of the Effective Date, are required for Context to Exploit the Licensed Antibodies, Program Products, or Tangible Materials as contemplated under this Agreement as of the Effective Date in the Field in the Territory;

k.

as of the Effective Date it has not received a claim by a Third Party that the Licensed Antibodies, their manufacturing process, and/or their use or other Exploitation (1) would infringe the Patent rights or misappropriate the Know-How of any Third Party, (2) that a Third Party has any right or interest in or to the BioAtla Intellectual Property Rights, or (3) that any of the BioAtla Patents are invalid or unenforceable;

l.

as of the Effective Date there are no litigation proceedings, investigations or claims of any nature pending against, or to its Knowledge, threatened by or against, BioAtla that may affect fulfilment of the rights and obligations of the Parties under this Agreement;

m.	to the Knowledge of BioAtla, there are no facts that would form the basis for the invalidation or unenforceability of the BioAtla Patents;

n.

neither BioAtla nor any of its Affiliates has initiated or been involved in any proceedings, investigations or claims in which it alleges that any Third Party is or was infringing or misappropriating any BioAtla Intellectual Property Rights;

o.

to the Knowledge of BioAtla, there are no activities by Third Parties that would constitute infringement or misappropriation of the BioAtla Intellectual Property Rights (in the case of pending claims, evaluating them as if issued);

p.

as of the Effective Date, BioAtla has the full right, power and authority to grant the global rights, title and interests under this Agreement to Context, including under the Amended and Restated Exclusive Rights Agreement by and between BioAtla LLC and Himalaya Therapeutics SEZC (“Himalaya”), dated as of January 1, 2020 (the “ERA”);

q.

BioAtla and Himalaya each have the full right, power and authority to, and has obtained all approvals required to, enter into the ERA and Global Transaction Agreement by and between BioAtla and Himalaya, dated as of the Effective Date (the “Global Transaction Agreement”);

r.	neither BioAtla nor any of its Affiliates has entered into any agreement or granted any interest in the BioAtla Intellectual Property Rights that is inconsistent with the terms of this Agreement;

s.

the Licensed Antibodies are the only [***] antibodies identified, discovered, researched, or developed by or on behalf of BioAtla or any of its Affiliates (themselves or through a Third Party) which are specifically directed against both Target 1 and Target 2 and for which BioAtla currently conducts or plans to conduct research.

7.4	Covenants of BioAtla. During the Term, BioAtla covenants that:

a.

it will not, and will ensure that its Affiliates do not, enter into any agreement or grant any interest in the BioAtla Intellectual Property Rights that is inconsistent with the terms of this Agreement;

b.

it will comply with, will not amend, terminate or waive any provision of, and will not agree with Himalaya to amend, terminate or waive any provision of, the ERA or the Global Transaction Agreement in a way that adversely affects, or would reasonably be expected to adversely affect, the rights of Context under this Agreement;

EXECUTION VERSION

c.

if, at any time after execution of this Agreement, it becomes aware that it or any employee, agent or subcontractor of BioAtla who participated in the development or manufacture of a Licensed Antibody or Program Product is on, or is being added to the FDA Debarment List or to any of the FDA clinical investigator enforcement lists, it will provide written notice of this to Context within ten (10) business days after becoming aware of this fact;

d.	BioAtla shall perform its obligations under this Agreement in material compliance with all Applicable Laws.

EXCEPT AS OTHERWISE SPECIFICALLY STATED IN THIS AGREEMENT, NEITHER PARTY GIVES ANY OTHER REPRESENTATIONS OR WARRANTIES, COVENANT OR AGREEMENT (WHETHER EXPRESS OR IMPLIED). ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT SET FORTH IN THIS AGREEMENT IS EXCLUSIVE AND IN LIEU OF ANY OTHER WARRANTIES, WRITTEN OR ORAL, DIRECT, OR IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, EXPRESS OR IMPLIED WARRANTIES FOR MERCHANTABILITY, QUALITY OR FITNESS FOR A PARTICULAR PURPOSE. FOR THE SAKE OF CLARITY, MANDATORY STATUTORY WARRANTIES ARE NOT EXCLUDED.

8.	INDEMNIFICATION; LIMITATIONS ON LIABILITY

8.1

Context shall indemnify and hold harmless each of BioAtla and its Affiliates and their respective directors, officers, stockholders, partners, employees, agents, successors and permitted assigns (“BioAtla Indemnitees”) from and against any and all losses, damages, obligations, liabilities, claims, actions, judgments, settlements, interest, awards, penalties, fines, fees, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers (collectively, “Losses”), resulting from, based on, or arising out of Third Party claims arising from: (i) the alleged or actual gross negligence, fraud or wilful misconduct of Context or its Affiliates; (ii) any material breach by Context of this Agreement; and (iii) the manufacturing, development and commercialization activities (including packaging and storage of the Program Products) relating to the Program Products conducted by or on behalf of Context, its Affiliates or their Sublicensees. Notwithstanding the foregoing, Context shall have no obligations under this Section 8.1 with respect to any Losses for which BioAtla is required to indemnify the Context Indemnitees under Section 8.2 or which are the result of any fraud or wilful misconduct of BioAtla.

8.2

BioAtla shall indemnify and hold harmless each of Context and its Affiliates and their respective directors, officers, stockholders, partners, employees, agents, successors and permitted assigns (“Context Indemnitees”) from and against any and all Losses resulting from, based on, or arising out of Third Party claims arising from: (i) the alleged or actual gross negligence, fraud or wilful misconduct of BioAtla or its Affiliates; (ii) any material breach by BioAtla of this Agreement; or (iii) any activities conducted by BioAtla or its Affiliates or licensees (excluding Context but including [***]) with respect to the Licensed Antibodies or Program Products prior to the Effective Date. Notwithstanding the foregoing, BioAtla shall have no obligations under this Section 8.2 with respect to any Losses for which Context is required to indemnify the BioAtla Indemnitees under Section 8.1 or which are the result of any fraud or wilful misconduct of Context. Additionally, if Context elects to enforce [***], BioAtla shall bear all of Context’s costs and expenses in connection therewith.

EXECUTION VERSION

8.3

Neither Party shall be liable to compensate the other Party for any indirect, incidental, special, punitive, exemplary, speculative or consequential damages arising out of or in connection with this Agreement including, but not limited to, any loss of use, loss of opportunity, indirect loss of income or profit from third parties, irrespective of whether it had an advance notice of the possibility of any such damages. The foregoing limitations of liability shall not apply with respect to a Party’s fraud, gross negligence or wilful misconduct or breach of Section 10 (Confidential Information) or to indemnification for amounts paid or payable to Third Parties in respect of any Third Party claim for which indemnification hereunder is otherwise required or to any liability that may not be excluded under Applicable Law including liability for death or personal injury caused by a Party’s negligence. Notwithstanding anything to the contrary, each Party will have a full right of offset for all Losses which are subject to indemnification under this Article 8 against all amounts owed by such Party under this Agreement.

8.4

All indemnification claims in respect of a Party, its Affiliates, or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). A Party that intends to claim indemnification under this Section 8 shall promptly inform the indemnifying Party in writing of any Third Party claim, in respect of which the indemnitee intends to claim such indemnification. Any such indemnification notice shall contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party claims. The Indemnified Party shall provide the indemnifying Party with reasonable assistance, at the indemnifying Party’s expense, in connection with the defense of the Third Party claim for which indemnity is being sought, including providing such records, information, testimony, or witnesses and attending such meetings, proceedings, hearings, trials and appeals as may be reasonably requested. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing, which participation shall be at such Party’s sole expense except where (a) the appointment of such counsel for such purpose is authorised in writing by the indemnifying Party, (b) the indemnifying Party has failed to assume such defense, or (c) the interests of the Indemnified Party and indemnifying Party are sufficiently adverse to prohibit their representation by the same counsel. In the event of (a) to (c), the reasonable costs and expenses incurred by the Indemnified Party in connection with the Third Party claim shall be reimbursed by the indemnifying Party on a Calendar Quarter basis in arrears. At its option so long as the Litigation Condition described below is satisfied, the indemnifying Party shall have the right to assume and conduct the defense of the Third Party claim with counsel of its choice reasonably acceptable to the Indemnified Party, by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party’s receipt of an indemnification notice. The assumption of the defense of a Third Party claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. If it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party claim, the Indemnified Party shall reimburse the indemnifying Party for any Losses incurred by the indemnifying Party in its defense of the Third Party claim, including any costs and expenses paid by the indemnifying Party to the Indemnified Party in accordance with this Section.

In the event the indemnifying Party assumes the defense of a Third Party claim made against the Indemnified Party hereunder: (a) with respect to any Losses relating solely to the payment of money damages in connection with such Third Party claim (i.e. that shall not result in the Indemnified Party becoming subject to injunctive or other relief), the indemnifying Party shall have the sole right to enter into any settlement or otherwise dispose of such claim so long as the Indemnified Party is not subject to any liability or obligation to pay any amounts (the “Litigation Condition”); and (b) in respect of any other Losses, the indemnifying Party shall

EXECUTION VERSION

not enter into a settlement or otherwise dispose of the claim without obtaining the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the indemnifying Party does not assume and conduct the defense of a Third Party claim as provided above, the Indemnified Party may defend against such Third Party claim, provided that the Indemnified Party may not admit any liability with respect to, or settle, compromise or dispose of, any Third Party claim without the prior written consent of the indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

The failure to deliver written notice to the indemnitor within a reasonable time after the commencement of any action with respect to a Third Party claim shall only relieve the indemnitor of its indemnification obligations under this Section 8 if and to the extent the indemnitor is actually and materially prejudiced thereby.

9.	INSURANCE

Each Party will at all times during the Term of this Agreement, and for [***] years thereafter, maintain adequate product liability insurance in respect of any claims which may be brought against it in relation to the performance of its activities hereunder, including, in the case of Context, development and commercialization of the Program Products in the Territory, and the Parties will each supply the other Party with a copy of the relevant insurance certificate on request. Such insurance shall not be construed to create a limit of a Party’s liability with respect to its indemnification obligations under Section 8.

10.	CONFIDENTIAL INFORMATION

10.1

Each Party acknowledges that the Confidential Information constitutes and is comprised of valuable confidential proprietary information belonging to or licensed to the Parties. During the Term of this Agreement, and for as long as the Confidential Information remains confidential, each Party shall and shall cause its officers, directors, employees, consultants and agents to, keep secret and confidential all Confidential Information belonging to the other, and neither of them shall:

10.1.1	disclose or make any Confidential Information belonging to the other available to any person or entity except to the extent permitted by Section 10.2 or Section 10.3c; nor

10.1.2	use any Confidential Information belonging to the other for any purpose other than as expressly permitted pursuant to this Agreement.

Each Party will take such precautions as it normally takes with its own confidential or proprietary information to prevent the improper disclosure of Confidential Information disclosed to it pursuant to this Agreement, such precautions to be at a minimum commercially reasonable precautions.

10.2

Notwithstanding Section 10.1, each Party may, solely to the extent reasonably necessary in order to fulfil its obligations or exercise its rights under this Agreement, disclose Confidential Information of the other Party to, or permit its use by, its Affiliates, directors, officers, employees, contractors or consultants or agents provided that each Party shall prior to such disclosure:

10.2.1	inform the recipient as to the confidential nature of the Confidential Information;

10.2.2	direct any such recipient to treat and hold the Confidential Information as secret and confidential; and

EXECUTION VERSION

10.2.3	ensure that such recipient is under written obligations of confidentiality and non-use at least as stringent as those herein (or professional obligations of privilege with respect thereto).

10.3	Notwithstanding the foregoing:

a.

The Parties may agree upon the content and timing of a joint press release announcing this Agreement. Neither Party shall issue any other public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed. Each Party may repeat any information relating to this Agreement that has already been publicly disclosed in accordance with this Section 10.3a, provided, that such information continues as of such time to be accurate. In the event a Party is required by Applicable Law or the rules of a stock exchange on which its securities are listed to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and, if permissible, in no event less than [***] Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.

b.

Context, its Affiliates and their Sublicensees shall have the right to publicly disclose research, development and commercial information (including with respect to regulatory matters) regarding a Program Product by publication, presentation or otherwise, provided, that, except as required by Applicable Law, neither Party shall use the name of the other Party (or insignia, or any contraction, abbreviation or adaptation thereof) without such Party’s prior written permission, other than if such reference is consistent with or similar to previous such references.

c.	Each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:

(i)

in the reasonable opinion of the receiving Party’s legal counsel, required to be disclosed pursuant to law, regulation or a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental body of competent jurisdiction; provided, that the receiving Party shall first have given prompt written notice (and to the extent possible, at least [***] Business Days’ notice) to the disclosing Party and given the disclosing Party a reasonable opportunity to take whatever action it deems necessary to protect its Confidential Information (e.g. to obtain a protective order or confidential treatment) and that such disclosure is limited to that which is legally required to be disclosed;

(ii)

made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for any Regulatory Approval in accordance with the terms of this Agreement; provided, that reasonable measures shall be taken to ensure confidential treatment of such Confidential Information to the extent practicable and consistent with Applicable Law;

(iii)	made to the extent such disclosure is reasonably necessary for the prosecution and maintenance of Patents as permitted by this Agreement;

EXECUTION VERSION

(iv)

for regulatory filings for Program Products that such Party has a license or right to develop hereunder in a given country or jurisdiction, provided that reasonable measures shall be taken to assure confidential treatment of such Confidential Information to the extent practicable and consistent with applicable Law;

(v)	made to the extent such disclosure is reasonably necessary for prosecuting or defending litigation as permitted by this Agreement; or

(vi)

made by the receiving Party or its Affiliates to potential or actual investors or acquirers as may be necessary in connection with their evaluation of such potential or actual investment or acquisition; provided that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Section 10.

10.4

Affiliates and Sublicensees. Each Party shall be responsible for ensuring compliance by their Affiliates, Sublicensees and representatives receiving Confidential Information hereunder with the foregoing confidentiality provisions and shall be liable for any breach of the confidentiality terms and conditions of this Agreement by any such Affiliates, Sublicensees or representatives receiving Confidential Information.

10.5	Scientific Publications.

10.5.1

BioAtla shall not, and shall ensure that its Affiliates and (sub)licensees do not, make oral or written publications or other disclosures regarding the Licensed Antibody or the Program Products without Context’s prior written consent.

10.5.2

The Party desiring to present or publish any Confidential Information of the other Party (the “Publishing Party”) shall provide the other Party with (i) a copy of any proposed publication at least [***] days (or [***] days in the case of a manuscript) prior to submission for publication; and (ii) notice of a presentation at least [***] days prior to the date of such presentation and a copy of the proposed presentation at least [***] days prior to the date of such presentation, in each case of (i) and (ii), so as to provide such other Party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Parties’ Confidential Information. If such other Party notifies (in a “Publishing Notice”) the Publishing Party in writing, prior to such [***]-day period’s expiry in the case of a publication (or [***]-day period’s expiry in the case of a manuscript), or within [***] days prior to the date of such presentation after timely receipt of the copy of the proposed presentation, as applicable, that such publication, manuscript, or presentation, in its reasonable judgment, (1) contains an invention, solely or jointly conceived or reduced to practice by the other Party, for which the other Party reasonably desires to obtain Patent protection or (2) contains any Confidential Information of such other Party or of both Parties that such other Party does not wish to be included in the proposed publication or presentation, then the Publishing Party shall (A) prevent or delay such publication, manuscript, or presentation for a mutually agreeable period of time, which in any event will not be less than [***] days or such other period needed to seek Patent protection for any such potential inventions identified in such Publishing Notice, and (B) remove such Confidential Information specifically identified by such other Party in the Publishing Notice prior to any public release of such publication, manuscript, or presentation, so long as such other Party’s request to remove such Confidential Information from the applicable publication, manuscript, or presentation is reasonable.

EXECUTION VERSION

10.6

Termination or Expiration of Agreement. Upon the termination or expiration of this Agreement, upon the written request of the disclosing Party, the recipient of Confidential Information shall promptly redeliver to the disclosing Party all Confidential Information provided to the recipient in tangible form or destroy the same and certify in writing within [***] days from the request of the disclosing Party or termination of this Agreement, as the case may be, that such destruction has occurred; provided, however, that nothing in this Agreement shall require the alteration, modification, deletion or destruction of computer backup tapes made in the ordinary course of business. Notwithstanding the foregoing, the recipient shall be permitted to retain in its files one copy of all Confidential Information (a) to evidence the scope of and to enforce the Party’s obligation of confidentiality under this Section 10; and (b) for the performance of any continuing obligations hereunder.

10.7

Existing CDA. This Agreement supersedes the Existing CDA; provided, however, that this shall not limit any remedies available to either Party with respect to any breach of the Existing CDA that occurred prior to the Effective Date. All Confidential Information (as defined in the Existing CDA) exchanged under the Existing CDA shall be deemed to be Confidential Information under this Agreement and from and after the Effective Date shall be subject to the terms of this Article 10.

10.8

Filing of this Agreement. The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC or any stock exchange or governmental agency on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to the SEC or any stock exchange or other governmental agency, as the case may be, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party (nor its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC or any stock exchange or other governmental agency.

10.9	Ongoing Obligation of Confidentiality. Each Party’s obligations under this Section 10 shall apply during the Term and continue for [***] years thereafter with respect to Confidential Information.

11.	INTELLECTUAL PROPERTY RIGHTS

11.1	Ownership.

11.1.1

Inventorship of Inventions shall be determined by application of U.S. patent law pertaining to inventorship (regardless of where the applicable activities occurred), and ownership shall follow inventorship.

11.1.2

Notwithstanding anything to the contrary in this Agreement, Context shall own all Improvements. BioAtla will (and will cause its Affiliates to), and hereby does, assign to Context, BioAtla’s and its Affiliates’ rights, title and interest in any Improvements as may be necessary to effectuate the allocation of ownership of Improvements set forth in this Section 11.1.2. BioAtla will take all actions and provide Context with all reasonably requested assistance to effect such assignment and will execute any and all documents necessary to perfect such assignment.

EXECUTION VERSION

11.1.3

Subject to Section 11.1.2, as between the Parties, each Party shall own and retain all right, title, and interest in and to any and all Intellectual Property Rights and Know-How that is conceived, reduced to practice, discovered, developed, or otherwise made solely by or on behalf such Party (or its Affiliates or Sublicensees). Subject to Section 11.1.2, the Parties shall jointly own, on an equal and undivided basis any Intellectual Property Rights and Know-How that is conceived, reduced to practice, discovered, developed, or otherwise made jointly by both (i) Context, its Affiliates or Third Parties acting on Context’s behalf and (ii) BioAtla, its Affiliates or Third Parties acting on BioAtla’s behalf (“Joint Intellectual Property Rights” and “Joint Know-How”, as applicable). Except as expressly provided in this Agreement, neither Party will have any obligation to account to the other Party for profits with respect to, or to obtain any consent of the other Party to license or exploit any such jointly owned Intellectual Property Rights or Know-How by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting.

11.2

Trade Marks. Context and/or its designee shall at all times have the right, but not the obligation, to register trade marks relating to the commercialization of the Program Products in the Territory. Context shall not use any Context Trade Mark in relation to the Program Products that includes or is confusingly similar to the “BioAtla” name, the name of any BioAtla Affiliate identified in advance in writing to Context, or the name of any of their products identified in writing in advance to Context.

11.3	Enforcement.

11.3.1

If BioAtla or Context becomes aware of misappropriation or infringement or threatened misappropriation or infringement of any BioAtla Intellectual Property by a Third Party in the Territory involving a product that is, or that would reasonably be expected to be, competitive with a Program Product or Licensed Antibody (“Competitive Infringement”), such Party shall promptly notify the other Party in writing to that effect and provide a summary of the relevant facts and circumstances known to such Party relating to such infringement. As between the Parties, Context shall, in consultation with BioAtla, have the first right (but not the obligation) to control any claim, litigation or proceeding commenced against any such Third Party for Competitive Infringement of any BioAtla Program Product Patent, or any Patent within the Joint Intellectual Property Rights (each, a “Joint Patent”). Such enforcement shall be at Context’s sole cost and expense. If Context initiates a proceeding in accordance with this Section 11.3.1, BioAtla agrees to be joined as a party plaintiff where necessary and to give Context reasonable assistance and authority to file and prosecute the proceeding. BioAtla shall have the right, at its own cost and expense, to join as a party to, and be represented in, any such action by counsel of its own choice (which such representation will be at BioAtla’s expense if such joinder is not required for standing). Context shall keep BioAtla reasonably informed of any actions or proceedings commenced against any such Third Party. BioAtla shall [***] reasonably cooperate with Context with respect to such actions or proceedings; provided that Context shall bear any out-of-pocket expenses in connection with such cooperation.

11.3.2

If Context fails to initiate a claim, litigation or proceeding instituted pursuant to Section 11.3.1 within [***] days after written notice of such infringement is first provided pursuant to Section 11.3.1, Bioatla will have the right to initiate and control a proceeding to enforce the relevant BioAtla Patent against such infringement; provided that if Context notifies BioAtla during such [***]-day period that it is electing in good faith not to institute any proceeding to enforce the BioAtla Patent against such infringement for strategic reasons intended to maintain the commercial value of the relevant Patent or Know-How and any Licensed Antibody or Program Product Covered thereby or relating thereto, BioAtla will not have the right to initiate and control any

EXECUTION VERSION

proceeding to enforce the BioAtla Patent against such infringement. If BioAtla initiates a proceeding in accordance with this Section 11.3.2, Context agrees to be joined as a party plaintiff where necessary and to give BioAtla reasonable assistance and authority to file and prosecute the proceeding. Context shall have the right, at its own cost and expense, to join as a party to, and be represented in, any such action by counsel of its own choice (which such representation will be at Context’s expense if such joinder is not required for standing). BioAtla shall keep Context reasonably informed of any actions or proceedings commenced against any such Third Party. Context shall reasonably cooperate with BioAtla with respect to such actions or proceedings; provided that BioAtla shall bear any out-of-pocket expenses in connection with such cooperation.

11.3.3

Any damages or other monetary awards recovered with respect to a claim, litigation or proceeding brought pursuant to this Section 11.3 will be shared as follows: (x) the amount of such recovery will first be applied to the Parties’ reasonable out-of-pocket costs incurred in connection with such claim, litigation or proceeding (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses); (z) then any remaining proceeds will be allocated between the Parties as follows: [***].

11.3.4

Context shall have the sole right to control any claim, litigation or proceeding commenced against any Third Party for infringement of the Context Trade Marks, at its sole cost and expense, with Context retaining [***]% of any damages or other monetary awards recovered thereunder. BioAtla agrees to provide any reasonable assistance requested by Context at the relevant time in relation to such action or defense; provided that Context shall bear any out-of-pocket expenses in connection with such cooperation.

11.3.5

Notwithstanding anything to the contrary under this Article 11, but without limiting Section 2.2 hereof, neither Party may enter a settlement, consent judgment or other voluntary final disposition of a suit under this Article 11 that disclaims, limits the scope of, admits the invalidity or unenforceability of, or grants a license, covenant not to sue or similar immunity under a BioAtla Program Product Patent or Joint Patent without first obtaining the written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

11.4	Defense.

11.4.1

If any Third Party brings a claim or otherwise asserts that a Program Product (or its manufacture, sale or use) or a Licensed Antibody (or its manufacture, sale or use) infringes such Third Party’s Patent or misappropriates such Third Party’s Know-How (each, a “Third-Party Infringement Claim”), the Party first having notice of the claim or assertion will promptly notify the other Party in writing. Context shall have (a) sole control of, at its sole cost and expense, of any Third-Party Infringement Claim against Context or any of its Affiliates or Sublicensees, and (b) a first right to control any Third-Party Infringement Claim against BioAtla or any of its Affiliates or Sublicensees, in each case of (a) and (b), solely as and to the extent such Third-Party Infringement Claim relates to a Program Product or Licensed Antibody. The non-lead Party shall also have the right, but not the obligation, to participate, at its own expense, in the defense thereof with counsel of its choice. The lead Party will keep the non-lead Party reasonably informed about such proceedings. The non-lead Party shall reasonably cooperate to assist the lead Party in defending, contesting or otherwise protesting against any such actions, provided that any out-of-pocket costs incurred in connection with such cooperation shall be at the lead Party’s expense. Except as otherwise set forth in this Section 11.4.1, each Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings under this Section 11.4.1 including the reasonable fees and expenses of that Party’s counsel.

EXECUTION VERSION

11.4.2

If a Party initiates a claim, litigation or proceeding in accordance with Section 11.4, the other Party agrees to be joined as a party plaintiff where necessary under Applicable Law for such initiating Party to initiate and maintain such claim, litigation or proceeding. Each Party agrees to provide the other Party with reasonable assistance and cooperation with respect to any claims, litigations or proceedings conducted under Section 11.4, with the reasonable internal and out-of-pocket costs and expenses of providing such assistance and cooperation to be borne by the Party conducting the claim, litigation or proceeding.

11.5	Prosecution.

11.5.1

In consultation with BioAtla as required by Section 11.5.3, Context shall have the first right, but not the obligation, to prepare, file, prosecute, defend in any oppositions or post-grant proceedings, and maintain the BioAtla Program Product Patents and Joint Patents using counsel of Context’s choosing, at Context’s sole cost and expense; provided, however, that BioAtla shall have the first right to control (subject to Section 11.5.3), and shall bear any costs that are allocable to, the prosecution activities set forth in Schedule 11.5.1; provided, further, that BioAtla shall consider Context’s comments regarding any such activities and related documents and communications in good faith. If Context decides not to prepare, file, prosecute, defend in an opposition or post-grant proceeding, or maintain a BioAtla Program Product Patent or Joint Patent for which it is responsible as provided in this Section 11.5 in a country or other jurisdiction in the Territory, Context shall provide reasonable prior written notice to BioAtla of such intention. BioAtla shall thereupon have the right, but not the obligation, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, defense, and maintenance of such Patents at its expense in such country or other jurisdiction. In the event BioAtla assumes such control, within thirty (30) days Context shall promptly deliver to BioAtla or its designee copies of all necessary files related to such Patent and take all actions and execute all documents reasonably necessary for BioAtla to assume such control.

11.5.2

In consultation with Context as required by Section 11.5.3, BioAtla shall have the first right, but not the obligation, to prepare, file, prosecute, defend in any oppositions or post-grant proceedings, and maintain all BioAtla Patents except for the BioAtla Program Product Patents and Joint Patents (collectively, the “BioAtla Prosecuted Patents”). If BioAtla decides not to prepare, file, prosecute, defend in an opposition or post-grant proceeding, or maintain a BioAtla Prosecuted Patent for which it is responsible as provided in this Section 11.5 in a country or other jurisdiction in the Territory, BioAtla shall provide reasonable prior written notice to Context of such intention. Context shall thereupon have the right, but not the obligation, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, defense, and maintenance of such Patents at its expense in such country or other jurisdiction. In the event Context assumes such control, within [***] days BioAtla shall promptly deliver to Context or its designee copies of all necessary files related to such Patent and take all actions and execute all documents reasonably necessary for Context to assume such control.

EXECUTION VERSION

11.5.3

The Parties agree to cooperate fully (and BioAtla agrees to [***]) in the preparation, filing, prosecution, defense in oppositions or post-grant proceedings, and maintenance of the BioAtla Patents (including the BioAtla Program Product Patents) and Joint Patents and to promptly inform one another of any matters coming to their attention that may materially affect such activities. With respect to the matters subject to this Section 11.5, each Party shall provide the other Party: (x) with a copy of all material communications to and from any patent authority in the Territory, and by providing the other Party with drafts of any material filings or responses to be made to such patent authorities in the Territory sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for the other Party to review and comment thereon; and (y) shall promptly inform the other Party of any adversarial patent office proceeding or sua sponte filing, including a request for, or filing or declaration of, any opposition, reexamination or other post-grant challenges or proceedings relating to such applicable Patents in the Territory. The Parties shall execute all papers and instruments, or require their employees or contractors to execute such papers and instruments, so as to (i) effect the ownership of Intellectual Property Rights set forth in this Section 11; (ii) enable the other Party to apply for and to prosecute Patent applications in the Territory; (iii) obtain and maintain any Patent term extensions, supplementary protection certificates, and the like with respect to such Patents in the Territory; and (iv) provide assistance necessary for registering any license, transfer or assignment with applicable governmental authorities, in each case ((i), (ii), (iii), and (iv)) to the extent provided for in this Agreement. Neither Party shall settle, compromise or withdraw from such claim, opposition or proceeding for which it is responsible as provided in this Section 11.5 without the prior written consent of BioAtla, which consent shall not be unreasonably withheld or delayed.

11.6

BioAtla Program Product Patents. With respect to any BioAtla Patent, upon Context’s reasonable written request, BioAtla will file a U.S. regular continuation, continuation-in-part, divisional or foreign equivalent of such BioAtla Patent seeking issuance of a BioAtla Program Product Patent therefrom. Such regular, continuation, continuation-in-part, divisional or foreign equivalent thereof shall be deemed a BioAtla Program Product Patent.

11.7

Patent Listing. As between the Parties, Context will have the sole right, but not the obligation, to submit to all applicable Regulatory Authorities patent information pertaining to each applicable Program Product pursuant to 21 U.S.C. § 355(b)(1)(G), any similar statutory or regulatory requirement enacted in the future, or any similar statutory or regulatory requirement in any non-U.S. country or other regulatory jurisdiction.

11.8

Patent Term Extension. Context shall have the sole right, but not the obligation, to seek, at its cost, in BioAtla’s name if so required, Patent term extensions, including any supplementary protection certificates and the like available under Applicable Laws for the BioAtla Program Product Patents in the Field in the Territory; provided, however that Context will not seek to extend the term of a BioAtla Patent that is not a BioAtla Program Product Patent or Joint Patent without BioAtla’s prior written consent (but, for clarity, such consent shall not be required with respect to BioAtla Program Product Patents). BioAtla will not seek Patent term extensions, including any supplementary protection certificates and the like available under Applicable Laws, based on a Program Product. Context will keep BioAtla reasonably informed of its efforts to obtain such extensions. BioAtla shall reasonably cooperate in connection with all such activities. Context, its agents and attorneys will give due consideration to all suggestions and comments of BioAtla regarding any such activities, including the choice of which applicable Patent to apply term extensions to, but in the event of a disagreement between the Parties, Context shall have the final decision-making authority.

11.9

CREATE Act. Notwithstanding anything to the contrary in this Article 11, neither Party will have the right to make an election under the CREATE Act when exercising its rights under this Article 11 without the prior written consent of the other Party, which will not be unreasonably withheld, conditioned or delayed. With respect to any such permitted election, the Parties will use reasonable efforts to cooperate and coordinate their activities with respect to any

EXECUTION VERSION

submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act. Notwithstanding the foregoing, the other Party’s consent under this Section 11.6 will not be required in connection with an obviousness-type double patenting rejection in any patent application claiming a Licensed Antibody, Program Product, or uses thereof.

11.10

Unitary Patent System. Context will have the exclusive right to opt-in or opt-out of the EU Unitary Patent System solely for all BioAtla Program Product Patents. For clarity, “to opt-in or opt-out” refers to both the right to have or have not a European patent application or an issued European patent registered to have unitary effect within the meaning of Regulation (EU) No 1257/2012 of December 17, 2012 as well as the Agreement on a Unified Patent Court as of February 19, 2013; and to the right to opt-in or opt-out from the exclusive competence of the Unified Patent Court in accordance with Article 83 (3) of that Agreement on a Unified Patent Court. Without limiting the generality of the foregoing, unless a Party or its Affiliate has expressly opted in to the EU Unitary Patent System with respect to a given Patent, the other Party will not initiate any action under the EU Unitary Patent System without such Party’s prior written approval, such approval to be granted or withheld in such Party’s sole discretion.

12.	FORCE MAJEURE

12.1

If the performance of any obligation under this Agreement is prevented, restricted or interfered with by reason of any Force Majeure event (other than delays or non-performance by a Party as and to the extent caused by the intentional act or omission of such Party or an obligation for the payment of money), then the Party so affected shall be excused, upon giving written notice to the other Party within [***] days of such Force Majeure event, from such performance to the extent of such prevention, restriction or interference and such non-performance shall not be considered a default or breach of this Agreement, provided that the Party so affected shall use Commercially Reasonable Efforts to avoid or mitigate such causes of non-performance and shall continue performance to the extent reasonably possible and, in any event, at such time as the Force Majeure conditions come to an end. Written notice provided in accordance with this Section 12.1 shall state the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect.

12.2

If the Force Majeure conditions prevent performance completely and such prevention continues for more than [***] days, then the Parties shall meet to discuss the anticipated duration of any further delay and any amendments to this Agreement proposed by a Party in good faith in light of the anticipated duration of any further delay.

13.	ASSIGNMENT

13.1

Neither Party may assign, sell, transfer, delegate, pledge or otherwise dispose of its rights or obligations under this Agreement, in part or in whole to a Third Party, without the prior written consent of the other Party; provided that notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement without the consent of the other Party to an Affiliate; provided that such Party shall remain liable for the performance by its Affiliate(s) of such Party’s obligations hereunder. Either Party may also, without such consent, assign its rights and obligations under this Agreement in connection with a merger, consolidation or sale of all or substantially all of the assets or business to which this Agreement relates provided that the assignee agrees in writing to be bound by the terms of this Agreement. Any purported assignment in violation of this Section shall be null and void. For the avoidance of any doubt, Context may delegate its rights and obligations under this Agreement to any of its Affiliates in order to carry out activities contemplated by this Agreement; it being understood that Context shall remain liable for the performance by any such Affiliate(s) of its obligations hereunder and nothing herein shall discharge Context from performing its obligations under this Agreement.

EXECUTION VERSION

14.	TERM AND TERMINATION

14.1

This Agreement shall become effective on the Effective Date and, subject to Sections 14.2 and 14.3, shall continue in full force and effect on a country-by-country and Program Product-by-Program Product basis until the expiration of the Royalty Term for such Program Product in each such country in the Territory (the “Term”). After expiration of the Term on a Program Product and country-by-country basis, the rights and licenses granted by BioAtla to Context under Section 2.1 to Exploit such Program Product in the Field in such country shall convert to an irrevocable, exclusive, royalty-free, fully paid-up, non-terminable right and license, with the right to grant sublicenses (through multiple tiers).

14.2	This Agreement may be terminated at any time by either Party on written notice if:

14.2.1

the other Party is in material breach of any obligations, terms or conditions hereunder and, in the case of a breach capable of remedy, it shall not have been remedied by the defaulting Party within [***] days of written notice specifying the breach and requiring its remedy; provided, however, that if (a) the relevant breach is curable, but not reasonably curable within [***] days, and (b) the breaching Party is making a bona fide effort to cure such breach, the breaching Party shall have an additional [***] days to cure such breach. For clarity, a material breach by [***]; or

14.2.2

if the other Party (a) voluntarily commences any action or seeks any relief regarding its liquidation or dissolution under any bankruptcy or insolvency or similar law, (b) proposes a written agreement of composition or extension of its debts, or (c) admits in writing its inability generally to meet its obligations as they fall due in the general course; or

14.2.3

if a proceeding is commenced or an order, judgement or decree is entered seeking the liquidation, reorganization, dissolution or similar act or any other relief under any bankruptcy, insolvency or similar law against the other Party, without its consent, which continues un-dismissed or un-stayed for a period of [***] days.

14.3	BioAtla may terminate this Agreement upon written notice to Context for an Abandonment in accordance with Section 5.3.

14.4	Context may terminate this Agreement for any or no reason by providing BioAtla with [***] days prior written notice.

14.5

If the breaching Party has a bona fide dispute as to whether such breach occurred or has been cured, it will so notify the non-breaching Party during the [***] day notice period, and the expiration of such period shall be tolled until such dispute is resolved pursuant to Section 17. Upon a determination of breach or failure to cure, the breaching Party may have the remainder of the notice period to cure such breach. If such breach is not cured within such notice period, then absent withdrawal of the non-breaching Party’s request for termination, this Agreement shall terminate in its entirety.

15.	RIGHTS ON TERMINATION

15.1

Any provisions required for the interpretation or enforcement of this Agreement shall survive the expiration or termination of this Agreement. Expiration or termination of this Agreement shall not relieve any Party of any obligations that are expressly indicated to survive expiration or termination and shall be without prejudice to any rights that have accrued to the benefit of a Party prior to such termination or expiration. For the avoidance of doubt, the provisions of Sections 1, 4.2-4.10 (inclusive, solely to the extent the payments set forth therein have accrued

EXECUTION VERSION

prior to the effective date of termination and have not been paid), 8, 9 (for the period set forth therein), 10 (for the period set forth therein), 11.1, 13, 15.1-15.3 (inclusive), and 16-19 (inclusive), together with all amounts then owed as of such expiration or termination (and in the case of milestone or royalty payments accrued but not yet owed under Article 4, shall include all amounts which are accrued, which will be owed subject to completion of stated elapses of time, whether or not such elapses of time have been completed), shall survive the expiration or termination of this Agreement.

15.2	In the event of termination of this Agreement by Context pursuant to Section 14.4 or by BioAtla pursuant to Section 14.2 or 14.3:

a.

Subject to Context’s right to sell remaining inventory as described herein, all rights and licenses granted by the Parties hereunder shall terminate on the effective date of expiration or termination of this Agreement. In the event of termination by Context, from and after the effective date of expiration or termination of this Agreement and for a period of [***] months, notwithstanding anything contained herein to the contrary, Context shall be permitted, on a non-exclusive basis, to continue distributing, marketing and selling remaining inventory of Program Products held by Context; provided, that Context shall continue to be obligated to pay BioAtla in respect of such Program Products in accordance with Section 4 during such time period.

b.

All Sublicenses shall terminate; provided, however, that if a Sublicensee is in compliance in all material respects with the terms of its Sublicense in effect on the date of termination, all rights and licenses of such Sublicensee existing at the time of termination shall, at Sublicensee’s request, survive, provided that such Sublicensee, at BioAtla’s request enters into a written license agreement with BioAtla on the same terms and conditions as are set forth in this Agreement.

c.	Context shall:

(i)

negotiate with BioAtla to grant BioAtla, solely for the Exploitation of Licensed Antibodies (and corresponding Program Products) an exclusive as to Patents and non-exclusive as to Know-How, royalty-based license, with the right to grant multiple tiers of sublicenses, under any Intellectual Property Rights Controlled by Context, its Affiliates and its Sublicensees necessary or useful for, and actually used and applied prior to or as of the date of such termination, for the development and commercialization of the Program Products in the Field in the Territory, provided that: (1) the foregoing license shall exclude any license or other rights with respect to any active ingredient or delivery device that is not the applicable Licensed Antibody unless the Program Product has been granted Regulatory Approval for use in combination with such other active ingredient in which case the license will include a license to the Intellectual Property Rights Controlled by Context, its Affiliates or Sublicensees necessary to allow BioAtla to continue to commercialize such Program Products for use in such combination; and (2) BioAtla shall be solely responsible for any payments (including royalties, milestones and other amounts) payable to Third Parties in respect of Third Party Intellectual Property Rights relating to the Program Products, insofar as such payments relate to the Intellectual Property Rights of Context, its Affiliates or their Sublicensees that are the subject of the license in this Section 15.2b; and (3) each of BioAtla and Context shall negotiate the applicable royalty rates and milestone payments for such license in good faith;

EXECUTION VERSION

(ii)

where permitted by Applicable Law, transfer to BioAtla all right, title, and interest in all Regulatory Submissions and Regulatory Approvals then Controlled by Context, its Affiliates or their Sublicensees and solely related to the Program Products, and provide to BioAtla copies of all such Regulatory Submissions and Regulatory Approvals including correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotional documents, adverse event files, complaint files, and clinical data and other data contained or relied upon in any of the foregoing;

(iii)	notify the applicable Regulatory Authorities and take any other action reasonably necessary to effect the transfer set forth in subparagraph (ii) above;

(iv)	Context shall assign to BioAtla all Context Trade Marks that are being used exclusively in relation to the Program Products;

(v)

unless otherwise required by Applicable Law, at BioAtla’s election, Context shall transfer control to BioAtla of all clinical studies with respect to the Program Products and Context shall continue to conduct such studies, at BioAtla’s cost (including the FTE costs of Context employees and all Third-Party costs and expenses Context may incur), for up to [***] months to enable such transfer to be completed without interruption of any such clinical study; provided that (1) BioAtla shall not have any obligation to continue any clinical study except if required by Applicable Law, and (2) with respect to any clinical study for which such transfer would be inconsistent with Applicable Law, Context and BioAtla shall, at either Party’s request, negotiate terms pursuant to which Context would continue to conduct or wind down such clinical study, at BioAtla’s cost (including the FTE costs of Context employees and all Third-Party costs and expenses Context may incur); provided, that BioAtla shall be solely responsible for all reasonable costs, expenses and/or liabilities that may arise from Third-Parties in connection with such clinical studies; and

(vi)

the Parties shall negotiate in good faith the terms and conditions of a written transition agreement (“Transition Agreement”) pursuant to which they will effectuate and coordinate a smooth and efficient transition of relevant obligations and rights to BioAtla as reasonably necessary for BioAtla to exercise its licenses pursuant to Section 15.2b. Such Transition Agreement shall include provisions to ensure the transfer to BioAtla, or a Third Party nominated by BioAtla, of the manufacturing process then being used by or on behalf of Context to make the Program Products.

15.3	In the event of termination of this Agreement by Context pursuant to Section 14.2:

a.	Sections 15.2a and 15.2b shall apply;

b.

all rights and obligations of the Parties under this Agreement as of the effective date of termination shall terminate (including those pursuant to Article 4 other than payment obligations accrued on or before the effective date of termination), except that Section 15.1 (including the sections set forth therein) shall continue to survive; and

EXECUTION VERSION

c.

each Party shall promptly return all Confidential Information and proprietary materials of the other Party that are not subject to a continuing license hereunder; provided, that each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder.

15.4

If Context has the right to terminate this Agreement pursuant to Section 14.2 (after giving effect to the cure period set forth in Section 14.2.1 and any tolling, if applicable, pursuant Section 14.5), then in lieu of Context terminating this Agreement pursuant to Section 14.2, Context shall have the right to elect, by providing written notice to BioAtla, to have this Agreement continue in full force and effect, provided that (a) all licenses granted by BioAtla under this Agreement shall survive but shall become irrevocable and perpetual, (b) all Development Milestone Payments and Sales Milestone Payments in Section 4.2 and royalty payments in Section 4.3 shall be reduced by [***] percent ([***]%), with any applicable payment step-downs set forth in Section 4.4 to be additionally applied against such reduced amounts provided that the floor thereof pursuant to Section 4.4.5 shall be proportionally reduced, and (c) Context may elect to no longer provide the reports required pursuant to Section 5.2.

16.	NOTICES

16.1

All notices and other communications in connection with this Agreement shall be in writing and shall be sent to the respective Parties at the following addresses, or to such other addresses as may be designated by the Parties in writing from time to time in accordance with this Section 16.1, by registered or certified mail, postage prepaid, or by express courier service, service fee prepaid. A copy of such notices and communications shall be sent to the respective Parties by email, to the following email addresses, or to such other email addresses as may be designated by the Parties in writing from time to time.

To BioAtla:

BioAtla, Inc.

11085 Torreyana Road,

San Diego, CA 92121

Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

2100 Pennsylvania Avenue, N.W.

Washington, D.C. 20037

Attention: David Schulman

Email: dschulman@orrick.com

EXECUTION VERSION

To Context:

Context Therapeutics Inc.

2001 Market Street, Suite 3915, Unit #15,

Philadelphia, PA 19103

Attention: Chief Executive Officer

With a copy to:

Context Therapeutics Inc.

2001 Market Street, Suite 3915, Unit #15,

Philadelphia, PA 19103

Attention: Chief Legal Officer

With a further copy (which shall not constitute notice) to:

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10018

Attention: Erini R. Svokos; Sarah Stoiber

Email: Esvokos@goodwinlaw.com;

Sstoiber@goodwinlaw.com

All notices shall be deemed given and received (a) if delivered by hand, immediately, (b) if sent by mail, five (5) Business Days after posting, or (c) if delivered by express courier service, three (3) Business Days in the jurisdiction of the recipient.

17.	DISPUTE RESOLUTION

17.1

If any dispute arises between the Parties in regard to any aspect of this Agreement or the termination or purported termination of this Agreement, the Parties agree to attempt to resolve the matter amicably. If the Parties are unable to find a resolution within thirty (30) days from the notice of a dispute, then each Party shall refer the dispute to their respective senior officers. The Parties shall then have a further thirty (30) days to resolve the dispute. Any final decision mutually agreed by the senior officers shall be conclusive and binding on the Parties. If the Parties cannot resolve any dispute pursuant to this Section 17.1, either Party may seek to resolve the dispute in accordance with Section 17.2.

17.2

If any dispute is not resolved as provided in the preceding paragraph, whether before or after termination of this Agreement, it shall be referred to and finally resolved by binding arbitration under the American Arbitration Association (“AAA”) Arbitration Rules, which Rules are deemed to be incorporated by reference into this Section 17. The number of arbitrators shall be one if the Parties can jointly select a single arbitrator. If, within thirty (30) days following the date upon which a claim is received by the respondent, the Parties cannot agree on a single arbitrator, the number of arbitrators will be three determined as follows: one arbitrator will be appointed by each Party and the third arbitrator will be appointed by the two Party-appointed arbitrators. If either Party fails to select an arbitrator, or if the Party-appointed arbitrators cannot agree on a third arbitrator within sixty (60) days of the respondent receiving the claim, such arbitrator will be appointed by the AAA, according to its Rules. The seat, or legal place, of arbitration shall be New York, New York. The language to be used in the arbitration shall be English. Notwithstanding the provisions of this Section 17.2: (a) each Party shall have the right to seek interim, preliminary or provisional relief, including injunctive relief or other equitable relief in any court of competent jurisdiction as such Party deems necessary to preserve its rights and to protect its interests and to enforce any arbitral award in any court of competent jurisdiction, and (b) any dispute in respect of the validity of Intellectual Property Rights shall not be subject to this Section 17.2, but shall be determined by the national court of the country in which such Intellectual Property Right exists.

EXECUTION VERSION

18.	GOVERNING LAW & JURISDICTION

18.1

All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, construed exclusively in accordance with, and enforced in accordance with the laws of the State of New York without reference to conflicts of laws principles. Notwithstanding the foregoing, any disputes under this Agreement concerning the scope, validity, enforceability, or infringement of a Patent shall be determined in accordance with the laws of the country or other jurisdiction in which the particular Patent has been filed or granted, as the case may be.

19.	GENERAL

19.1

This Agreement together with its Schedules contains the entire agreement between the Parties and supersedes all previous agreements and understandings between them in respect of the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between the Parties hereto relating to the subject matter of this Agreement which are not fully expressed herein. No amendment, change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties hereto.

19.2

The waiver by either Party hereto of any right hereunder or the failure to perform, or of a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise. Any such waiver shall not be effective unless set forth in writing duly executed by or on behalf of the Party providing such waiver.

19.3

Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction and, in lieu of such invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties.

19.4

Except as provided in Section 8, this Agreement shall be binding upon and inure solely to the benefit of the Parties and each Party’s respective heirs, successors, permitted assigns and representatives, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy hereunder.

19.5

It is expressly agreed that BioAtla and Context shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture, or agency, including for all tax purposes. Each Party acknowledges and agrees that such Party is not authorized to, and shall not, incur any liability for which the other Party may become directly, indirectly or contingently liable, nor shall it, except as explicitly provided in this Agreement, hold themselves out as having authority to represent or act on behalf of the other Party in any capacity whatsoever, nor shall the relationship between the Parties be construed as a co-partnership, joint venture or principal-agent relationship.

EXECUTION VERSION

19.6

Notwithstanding anything contained in this Agreement to the contrary, in the event of any actual or threatened breach of any of the covenants or agreements in this Agreement, the Party who is or is to be thereby aggrieved shall have the right of specific performance and injunctive relief giving effect to its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity. The Parties agree that any such breach or threatened breach may cause irreparable injury, that the remedies at law for any such breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

19.7

Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

19.8

Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that this Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

19.9

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and may be delivered to the other Party by facsimile or electronic transmission thereof and such electronic signatures shall be deemed to bind each Party hereto as if they were original signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

CONTEXT THERAPEUTICS INC.

By:
Name: Martin Lehr
Title: Chief Executive Officer

BIOATLA, INC.

By:
Name: Jay M. Short
Title: CEO

Schedule 1(a)

Licensed Antibodies

[***]

Schedule 1(b)

BioAtla Program Product Patents

[***]

Schedule 1(c)

BioAtla Patents

[***]

Schedule 3.6.3

Tangible Materials

[***]

Schedule 11.5.1

Prosecution Activities

[***]